                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                CenturyTel, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               (CENTURYTEL LOGO)


================================================================================

                          2003 NOTICE OF ANNUAL MEETING

                               AND PROXY STATEMENT



                           ANNUAL FINANCIAL STATEMENTS

                            AND REVIEW OF OPERATIONS

================================================================================

                              THURSDAY, MAY 8, 2003
                              2:00 P.M. LOCAL TIME
                              100 CENTURYTEL DRIVE
                                MONROE, LOUISIANA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF CENTURYTEL, INC.:

         The Annual Meeting of Shareholders of CenturyTel, Inc. will be held at 2:00 p.m., local time, on May 8, 2003 in the Corporate Conference Room of the Company's principal offices, 100 CenturyTel Drive, Monroe, Louisiana, for the following purposes:

1.       to elect four Class III directors; and

2. to transact such other business as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on March 17, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and all adjournments thereof.

                                           By Order of the Board of Directors


                                           /s/ HARVEY P. PERRY

                                           HARVEY P. PERRY, Secretary

Dated:  March 31, 2003

                                   ----------

SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO ATTEND, IT IS IMPORTANT THAT YOU PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU PLAN TO ATTEND AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                   ----------

                             (CENTURYTEL LETTERHEAD)


                                 March 31, 2003


Dear Shareholder:

         It is a pleasure to invite you to the Company's 2003 Annual Meeting of Shareholders on Thursday, May 8, beginning at 2:00 p.m. local time, at the Company's headquarters in Monroe, Louisiana. I hope you will be able to attend.

         As in the past, this booklet includes our formal notice of the meeting, our proxy statement and our annual financial statements and review of operations.

         Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of the Company or your broker or other nominee. Each share of the Company that you have "beneficially owned" continuously since May 30, 1987 will generally entitle you to ten votes; each other share entitles you to one vote. Shares held through a broker or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in the Company's benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes the Company's voting provisions in greater detail.

         Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please complete the enclosed proxy card (or voting instruction cards) and return it or them promptly in the enclosed return envelope.

         Thank you for your interest and continued support.

                                                   Sincerely,

                                                   /s/ GLEN F. POST, III

                                                   Glen F. Post, III
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                                VOTING PROVISIONS

SHAREHOLDERS

         Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company's articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

         Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company's articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.

         Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company's voting procedures, please call the Company at (318) 388-9500.

PARTICIPANTS IN BENEFIT PLANS

         Participants in the Company's Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan have received voting instruction cards in lieu of a proxy card. For additional information, please refer to the materials supplied by the trustee of the plans in which you participate.

                                      ****

EXCERPTS FROM THE COMPANY'S ARTICLES OF INCORPORATION

         Paragraph C of Article III of the Company's articles of incorporation provides as follows:

         (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .

         (2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation's stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.

                  (b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.

                  (c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.

                  (d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.

         (3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:

                  (a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;

                  (b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;

                  (c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or

                  (d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.

         (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.

         (5) Each share of Common Stock acquired by reason of any stock split or dividend will be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the share of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

                                      ****

         (8) Shares of Common Stock held by the Corporation's employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.

                                      ****

                                CENTURYTEL, INC.
                              100 CENTURYTEL DRIVE
                             MONROE, LOUISIANA 71203
                                 (318) 388-9500

                                   ----------
                                 PROXY STATEMENT
                                   ----------

                                 March 31, 2003

         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of CenturyTel, Inc. (the "Company") for use at its annual meeting of shareholders to be held at the time and place set forth in the accompanying notice, and at any adjournments thereof (the "Meeting"). This proxy statement is first being mailed to shareholders of the Company on or about April 4, 2003.

         As of March 17, 2003, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding 143,078,703 shares of common stock (the "Common Shares") and 319,000 shares of Series L preferred stock that vote together with the Common Shares as a single class on all matters ("Preferred Shares" and, collectively with the Common Shares, "Voting Shares"). The Company's Restated Articles of Incorporation (the "Articles") generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of the Articles and the voting procedures adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes the Company with proof to the contrary. Applying the presumptions described in Article III, the Company's records indicate that 229,523,104 votes are entitled to be cast at the Meeting, of which 229,204,104 (99.9%) are attributable to the Common Shares. All percentages of voting power set forth in this proxy statement have been calculated based on such number of votes.

         If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Service or the Company's Employee Stock Purchase Plans, the Company's proxy card covers shares credited to your account under each plan, as well as shares registered in your name. You should not, however, use the proxy card to vote any shares held for you in the Company's Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. These voting instruction cards should be completed and returned in the manner provided in the instructions that accompany such cards.

         The Company will pay all expenses of soliciting proxies for the Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by the Company's directors, officers and employees, who will not be additionally compensated therefor. The Company will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, for which the Company will reimburse them for expenses incurred in connection therewith. The Company has retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which it will be paid a fee of $7,500 and will be reimbursed for certain out-of-pocket expenses.

                              ELECTION OF DIRECTORS
                  (ITEM 1 ON PROXY OR VOTING INSTRUCTION CARD)

         The Board of Directors has fixed the number of directors at 13 members, which are divided under the Articles into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders' meeting. Four Class III directors will be elected at the Meeting. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of the four below-named nominees, each of whom has been recommended for election by the Board's Nominating and Corporate Governance Committee. Because no shareholder has timely nominated any individuals to stand for election at the Meeting in accordance with the Company's advance notification bylaw (which is described generally below under the heading "Other Matters - Shareholder Nominations and Proposals"), the four below-named nominees will be the only individuals who may be elected at the Meeting. If for any reason any such nominee should decline or become unable to stand for election as a director, which is not anticipated, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.

         The following provides certain information with respect to each proposed nominee and each other director whose term will continue after the Meeting, including his or her beneficial ownership of Common Shares determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC"). Unless otherwise indicated, (i) all information is as of the Record Date, (ii) each person has been engaged in the principal occupation shown for more than the past five years and (iii) shares beneficially owned are held with sole voting and investment power. Unless otherwise indicated, none of the persons named below beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power. For information on recent changes in the composition and configuration of the Board, see "- Recent Developments."

--------------------------------------------------------------------------------

CLASS III DIRECTORS (FOR TERM EXPIRING IN 2006):

--------------------------------------------------------------------------------

                               FRED R. NICHOLS, age 56; has not previously served as a director of the Company; retired in 2000 after serving as Executive Vice President of
     (PHOTO) Operations of Cox Communications, Inc. from August 1999 to February 2000; Chairman of the Board, President and Chief Executive Officer of TCA Cable TV, Inc. from 1997 to August 1999.

                               Shares Beneficially Owned: 2,000

--------------------------------------------------------------------------------

                               HARVEY P. PERRY, age 58; a director since 1990; Executive Vice President and Chief Administrative Officer of the Company since May 1999; Senior
     (PHOTO) Vice President of the Company from 1985 to May 1999; General Counsel and Secretary of the Company since 1984 and 1986, respectively.

                               Committee Membership: Executive

                               Shares Beneficially Owned: 345,826 (1), (2)

--------------------------------------------------------------------------------

                               JIM D. REPPOND, age 61; a director since 1986; retired from the Company in 1996 after serving as
     (PHOTO) President-Telephone Group of the Company (or a comparable predecessor position) for several years.

                               Committee Memberships: Executive; Compensation

                               Shares Beneficially Owned: 67,920 (3)

--------------------------------------------------------------------------------

                               JOSEPH R. ZIMMEL, age 49; a director since
                               January 1, 2003; retired in 2002 after serving as
     (PHOTO) a managing director of the investment banking division of The Goldman Sachs Group, Inc. from 1996 to 2001; a director of Modem Media, Inc.

                               Committee Memberships: Audit

                               Shares Beneficially Owned: None

--------------------------------------------------------------------------------

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE PROPOSED NOMINEES.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  CLASS I DIRECTORS (TERM EXPIRES IN 2004):

--------------------------------------------------------------------------------

                               WILLIAM R. BOLES, JR., age 46; a director since
     (PHOTO) 1992; an executive officer, director and practicing attorney with The Boles Law Firm.

                               Committee Memberships: Risk Evaluation (Chairman)

                               Shares Beneficially Owned: 9,930 (3)

--------------------------------------------------------------------------------

                               W. BRUCE HANKS, age 48; a director since 1992; Athletic Director of the University of Louisiana at Monroe since March 2001; a senior or executive
     (PHOTO) officer of the Company with operational or strategic development responsibilities for several years prior to such time.

                               Committee Membership: Risk Evaluation

                               Shares Beneficially Owned: 217,583 (2), (3)

--------------------------------------------------------------------------------

                               C. G. MELVILLE, JR., age 62; a director since
     (PHOTO) 1968; private investor since 1992; retired executive officer of an equipment distributor.

                               Committee Memberships: Compensation (Chairman);
                                                      Nominating and Corporate
                                                      Governance

                               Shares Beneficially Owned: 16,621 (3)

--------------------------------------------------------------------------------

                               GLEN F. POST, III, age 50; a director since 1985; Chairman of the Board (since June 2002) and Chief
     (PHOTO)                   Executive Officer of the Company (since 1993).
                               Mr. Post also served as Vice Chairman of the Board from 1993 to 2002 and President from 1990 to 2002.

                               Committee Membership: Executive (Chairman)

                               Shares Beneficially Owned: 1,255,684 (2)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CLASS II DIRECTORS (TERM EXPIRES IN 2005):

--------------------------------------------------------------------------------

                               VIRGINIA BOULET, age 49; a director since 1995; President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company,
     (PHOTO) and Special Counsel at Adams and Reese LLP, a law firm, since March 2002; Partner, Phelps Dunbar, L.L.P., a law firm, for 10 years prior to such time.

                               Committee Memberships: Nominating and Corporate
                                                      Governance (Chairperson);
                                                      Audit

                               Shares Beneficially Owned: 9,328 (3), (4)

--------------------------------------------------------------------------------

                               CALVIN CZESCHIN, age 67; a director since 1975;
     (PHOTO) President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group.

                               Committee Memberships: Executive; Risk Evaluation

                               Shares Beneficially Owned: 354,869 (3), (5)

--------------------------------------------------------------------------------

                               JAMES B. GARDNER, age 68; a director since 1981; Senior Managing Director of the capital markets division of Service Asset Management Company, a
     (PHOTO)                   financial services firm, since November 2001;
                               Managing Director of such division for over seven years prior to such date; a director of Ennis Business Forms, Inc.

                               Committee Memberships: Audit (Chairman);
                                                      Executive; Compensation

                               Shares Beneficially Owned: 7,500 (3)

--------------------------------------------------------------------------------

                               R. L. HARGROVE, JR., age 71; a director since
     (PHOTO) 1985; retired as an executive officer of the Company in 1987 after 12 years of service as an officer.

                               Committee Memberships: Executive; Audit;
                                                      Nominating and Corporate
                                                      Governance

                               Shares Beneficially Owned: 67,840 (3)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               JOHNNY HEBERT, age 74; a director since 1968;
     (PHOTO) President of family-owned electrical contracting businesses.

                               Committee Memberships: Risk Evaluation

                               Shares Beneficially Owned: 16,482 (3), (6)

--------------------------------------------------------------------------------

(1) Includes 2,818 shares held as custodian for the benefit of Mr. Perry's children.

(2) Includes (i) shares of time-vested and performance-based restricted stock issued to the below-named directors under the Company's incentive compensation plans ("Restricted Stock"), with respect to which such individuals have sole voting power but no investment power; (ii) shares ("Option Shares") that such individuals have the right to acquire prior to May 16, 2003 pursuant to options granted under the Company's incentive compensation plans; and (iii) shares (collectively, "Plan Shares") allocated to such individual's accounts under the Company's Employee Stock Ownership Plan ("ESOP") and the Company's Dollars & Sense Plan ("401(k) Plan"), as follows:

              Name                  Restricted Stock          Option Shares             Plan Shares
      ------------------            ----------------          -------------             -----------
      Harvey P. Perry                     4,918                   256,257                 40,316
      W. Bruce Hanks                         --                   175,858                     --
      Glen F. Post, III                  12,728                 1,015,575                 78,776

         Participants in the 401(k) Plan who have attained 45 years of age or three years of service with the Company have investment power with respect to all shares held in their 401(k) Plan account, and participants in the ESOP who have attained 55 years of age and 10 years of participation in the plan have investment power with respect to a portion of the shares held in their ESOP accounts. Participants in both these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(3) Includes 4,000 shares that such outside director has the right to acquire prior to May 16, 2003 pursuant to options granted under the Company's directors stock option plan.

(4) Includes 1,272 shares held by Ms. Boulet as custodian for the benefit of her children and 450 shares owned by Ms. Boulet's spouse, as to which she disclaims beneficial ownership.

(5) Constitutes 0.2% of the outstanding Common Shares and entitles Mr. Czeschin to cast 1.5% of the total voting power; includes 11,997 shares owned by Mr. Czeschin's wife, as to which he disclaims beneficial ownership; also includes 300,000 shares that are pledged pursuant to a pre-paid forward sale contract that expires January 19, 2006. Mr. Czeschin holds voting but not investment power as to such pledged shares.

(6) Includes 1,755 shares owned by Mr. Hebert's wife, as to which he disclaims beneficial ownership.

                                   ----------

                              CORPORATE GOVERNANCE

GOVERNANCE GUIDELINES

         In response to regulatory developments and other recent events, the Company revised and substantially expanded its corporate governance guidelines since last year's proxy statement. Listed below are excerpts from the Company's current guidelines, which the Board plans to review at least annually. A complete copy of the Company's corporate governance guidelines is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and is posted on the Company's website at www.centurytel.com.

1.       Director Qualifications

         o The Board will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

         o The Board presently has 13 members. It is the sense of the Board that a size of 11 to 13 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate. It is the general sense of the Board that no more than two management directors should serve on the Board.

         o The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

         o No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may be appointed or nominated to a new term if he or she would be age 72 or older at the time of the election or appointment.

         o The Nominating and Corporate Governance Committee will review each director's continuation on the Board every three years.

         o The Board has adopted a standard that no director qualifies as "independent" unless the Board affirmatively confirms that the director (and any organization with which the director is affiliated) receives no payments from CenturyTel, Inc. or its subsidiaries (the "Company") other than director's fees or a pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). In addition, (i) no director who is a former employee of the Company can be "independent" until five years after the employment has ended; (ii) no director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the Company can be "independent" until five years after the end of either the affiliation or the auditing relationship; (iii) no director can be "independent" if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director; and (iv) directors with immediate family members (as defined in the New York Stock Exchange Listed Company Manual) in the foregoing categories are likewise subject to the five-year "cooling-off" provision for purposes of determining "independence." The Board may determine a director to be independent if a family member is employed by the Company in a non-executive officer position, and may make other reasonable determinations or interpretations consistent with the foregoing standards.

         o Once the Board has determined that a director is independent, the director may not engage in any transaction with the Company, either directly or indirectly through an immediate family member or related entity, without such transaction being approved by the Board.

2.       Director Responsibilities

         o        The Chairman will establish the agenda for each Board meeting.
                  Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company's long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

         o The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be an independent director chosen annually by the non-management directors, and his or her name will be disclosed in the annual proxy statement.

3.       Board Committees

         o The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors under the criteria established by the New York Stock Exchange.

         o The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chairman of each committee, in consultation with members of the committee and others specified in the committee's charter, will develop the committee's agenda.

         o The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

         o Each committee may meet in executive session as often as it deems appropriate.

4.       Director Access to Officers and Employees

         o Directors have full and free access to officers and employees of the Company.

         o The Board welcomes regular attendance at each Board meeting of senior officers of the Company.

5.       Director Compensation

         o The form and amount of director compensation will be determined by the Nominating and Corporate Governance Committee in accordance with the policies and principles set forth in its charter, and such Committee will conduct an annual review of director compensation.

6.       Director Orientation and Continuing Education

         o The Nominating and Corporate Governance Committee shall develop an Orientation Program for new directors. All new directors must participate in the Company's Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed. The Company will also endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company's business and matters to be acted upon at board and committee meetings.

7.       CEO Evaluation and Management Succession

         o The Nominating and Corporate Governance Committee will conduct an annual review of the CEO's performance. The Board of Directors will review the Nominating and Corporate Governance Committee's report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

         o The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

8.       Annual Performance Evaluation

         o The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board's performance, which will be discussed with the full Board. The assessment will focus on the Board's contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

9.       Waivers of the Code of Business Conduct and Ethics

         o Any waiver of the Company's policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

         During 2002 the Board held four regular meetings and eight special meetings. Each of the incumbent directors who served in 2002 attended at least 75% of the Board meetings held during 2002.

         During 2002, the Board's Audit Committee held three meetings, and its review subcommittee met four times to review the Company's quarterly earnings prior to their public release. The Audit Committee's functions are described further below.

         The Board's Compensation Committee held six meetings during 2002. The Compensation Committee's functions are described further below.

         In connection with identifying new board members and undertaking an extensive governance review, the Board's Nominating and Corporate Governance Committee met 17 times during 2002. The Nominating and Corporate Governance Committee is responsible for (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition of the Board and its committees, (iii) recommending to the Board a set of corporate governance guidelines and (iv) leading the Board in its annual review of the Board's performance. Any shareholder who wishes to make a nomination for the election of directors in 2004 must do so in compliance with the procedures set forth in the Company's advance notification bylaw, which is discussed below under the heading "Other Matters - Shareholder Nominations and Proposals."

         Each of the committees listed above is composed solely of independent directors. The Board has determined that R. L. Hargrove, Jr. and James B. Gardner are audit committee financial experts, as defined under the federal securities laws.

         If you would like additional information on the responsibilities of the committees listed above, please refer to the committees' respective charters, which are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and are posted on the Company's website at www.centurytel.com.

DIRECTOR COMPENSATION

         Each director who is not an employee of the Company (an "outside director") is paid an annual fee of $30,000 plus $2,000 for attending each regular Board meeting, $2,500 for attending each special Board meeting and $1,500 for attending each meeting of a Board committee. Currently (i) the chair of the Audit Committee is paid supplemental fees at the rate of $12,000 per year, (ii) the chair of the Compensation Committee is paid supplemental fees at the rate of $8,000 per year, and (iii) the chair of the Risk Evaluation Committee is paid supplemental fees at the rate of $6,000 per year. The chair of the Nominating and Corporate Governance Committee is currently being paid supplemental fees at the rate of $12,000 per year through the third quarter of 2003, after which this supplemental fee will be reduced to an annual rate of $8,000. The Company permits each outside director to defer receipt of all or a portion of his or her fees. Amounts so deferred earn interest equal to the six-month Treasury bill rate. Each director is also reimbursed for expenses incurred in attending meetings.

         Under the Company's 2002 Directors Stock Option Plan, outside directors are entitled to receive annual grants of options to purchase up to 6,000 Common Shares (with the actual number to be determined by the Compensation Committee of the Board) following each annual meeting of shareholders and upon joining the Board if other than by election at an annual meeting of shareholders. In 2002, the Board's Compensation Committee granted each outside director non-qualified options to purchase 4,000 Common Shares. In 2003, the Compensation Committee authorized each outside director to receive subsequent to the Meeting non-qualified options to purchase 6,000 Common Shares.

         Prior to June 1, 2002, outside directors participated in the Company's Outside Directors Retirement Plan. Under such plan, participating outside directors with fully vested rights are entitled to receive, upon normal retirement at age 70, $30,000 per year, payable bi-weekly generally, in the form of a life annuity (subject to certain limited exceptions). Under the plan, participating outside directors can also receive payments upon early retirement at age 65, subject to certain benefit reductions. In addition, the plan provides certain disability and preretirement death benefits. The Company has established a trust to fund its obligations under the plan, but participants' rights to these trust assets are no greater than the rights of unsecured creditors. Under the plan, participating outside directors whose service is terminated in connection with a change in control of the Company are entitled to receive a cash payment equal to the present value of their vested plan benefits, determined in accordance with actuarial assumptions specified in the plan. In 2002, the plan was "frozen" to (i) limit participation to outside directors serving as of May 31, 2002, (ii) limit benefits to those accrued through May 31, 2002, and (iii) freeze the annual payment for participants with fully vested rights at $30,000, which equaled the annual retainer plus the fee for attending one special Board meeting as of May 31, 2002.

         Effective December 31, 2002, Jim D. Reppond terminated a ten-year consulting agreement that the Company entered into with him in connection with his retirement in 1996. During 2002, Mr. Reppond received consulting fees of $16,717 under this agreement.

RECENT DEVELOPMENTS

         In an effort to replace retiring directors and enhance the independence of the Board, the Nominating and Corporate Governance Committee retained Spencer Stuart & Associates in the second half of 2002 to assist in the search for independent director nominees. In connection with this process, Ernest Butler, Jr., age 74, who had served as a director since 1971, resigned as a Class II director, effective December 31, 2002. He was replaced by Calvin Czeschin, who previously served as a Class III director. Effective January 1, 2003, the Board appointed Joseph R. Zimmel to fill Mr. Czeschin's vacancy, which resulted in the Board attaining its goal of being constituted by a majority of independent directors. The Board has also identified Fred R. Nichols as the nominee to replace F. Earl Hogan, age 81, who is retiring as a Class III director upon the election of his successor. As indicated above, the Board has nominated both Mr. Zimmel and Mr. Nichols to be elected at the Meeting to three-year terms. Effective January 1, 2003, the Board also reconfigured the Audit, Compensation and Nominating and Corporate Governance committees to be composed solely of independent directors.

PRESIDING DIRECTOR

         As indicated above, the non-management directors will meet in executive session at least quarterly. The non-management directors have selected Virginia Boulet to preside over such meetings during 2003. In the near future, the Company expects to post on its website information on the manner in which Ms. Boulet may be contacted by interested parties.

               VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding ownership of the Company's Common Shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) certain directors or executive officers who are not listed in the table included under the heading "Election of Directors" and (iii) all of the Company's directors and executive officers as a group. Unless otherwise indicated, all information is presented as of the Record Date and all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL               PERCENT OF           PERCENT
                                                                     OWNERSHIP OF             OUTSTANDING          OF VOTING
BENEFICIAL OWNER                                                    COMMON SHARES(1)        COMMON SHARES(1)        POWER(2)
----------------                                                    ----------------        ----------------       ---------
Principal Shareholders:

      Putnam, LLC (doing business as Putnam Investments)
      One Post Office Square
      Boston, Massachusetts  02109                                    8,640,608 (3)                6.0%                3.8%

      Regions Morgan Keegan Trust, as Trustee
           (the "Trustee") of the ESOP
      1807 Tower Drive
      Monroe, Louisiana  71201                                        7,654,560 (4)                5.4%               28.3%

      Capital Research and Management Company
      333 South Hope Street
      Los Angeles, California  90071                                  7,149,730 (5)                5.0%                3.1%

Others:(6)

      Clarke M. Williams                                              1,757,880 (7)                1.2%                  *

      R. Stewart Ewing, Jr.                                             349,341 (8)                  *                   *

      David D. Cole                                                     287,537 (9)                  *                   *

      Karen A. Puckett                                                  152,178 (10)                 *                   *

      F. Earl Hogan                                                      41,097 (11)                 *                   *

      All directors and executive officers as of
      the Record Date as a group (17 persons)                         3,330,931 (12)               2.3%                1.5%

----------

*        Represents less than 1%.

(1) Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the persons listed. In addition to Common Shares, the Company has outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see page 1 of this proxy statement. For additional information regarding the investment power held by participants with respect to their Restricted Stock and Plan Shares, see footnote 2 to the table included under the heading "Election of Directors."

(2) Based on the Company's records and, with respect to all shares held of record by the Trustee, based on information the Trustee periodically provides to the Company to establish that certain of these shares entitle the Trustee to cast ten votes per share.

(3)      Based on share information as of February 13, 2003 contained in a
         Schedule 13G Report filed jointly with the SEC by Marsh & McLennan Companies, Inc., its wholly owned subsidiary, Putnam, LLC, doing business as Putnam Investments, and two of its other subsidiaries which operate as registered investment advisors. According to this report, these companies collectively have shared voting power with respect to 1,198,440 of these shares and shared dispositive power with respect to all 8,640,608 of these shares.

(4) Substantially all of the voting power attributable to these shares is directed by the participants of the ESOP, each of whom is deemed, subject to certain limited exceptions, to tender such instructions as a "named fiduciary" for all shares (except for PAYSOP shares) under such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the participants of the ESOP.

(5)      Based on share information as of February 10, 2003 contained in a
         Schedule 13G/A Report that Capital Research and Management Company has filed with the SEC. In this report, Capital Research and Management Company indicated that (i) it is deemed to be the beneficial owner of these shares as a result of acting as investment advisor to various registered investment companies, (ii) it holds no voting power with respect to any of these shares and (iii) it disclaims beneficial ownership of all of these shares.

(6) Mr. Williams was Chairman of the Board at the time of his death on June 5, 2002. Mr. Ewing, Mr. Cole and Ms. Puckett are executive officers. Mr. Hogan is a director who is retiring as a Class III director upon the election of his successor at the Meeting.

(7) Represents shares held by Mr. Williams at the time of his death. These shares have been transferred to his heirs or his estate, which is administered by his wife.

(8) Includes 5,828 shares of Restricted Stock, 280,858 Option Shares that Mr. Ewing has the right to acquire prior to May 16, 2003, and 40,576 Plan Shares allocated to his accounts under the ESOP and 401(k) Plan.

(9) Includes 4,918 shares of Restricted Stock, 231,373 Option Shares that Mr. Cole has the right to acquire prior to May 16, 2003, and 25,714 Plan Shares allocated to his accounts under the ESOP and 401(k) Plan.

(10) Includes 3,639 shares of Restricted Stock, 146,667 Option Shares that Ms. Puckett has the right to acquire prior to May 16, 2003, and 276 Plan Shares allocated to her accounts under the ESOP and 401(k) Plan.

(11) Includes 4,000 shares that Mr. Hogan has the right to acquire prior to May 16, 2003 pursuant to options granted under the Company's directors stock option plan.

(12) Includes (i) 35,388 shares of Restricted Stock, (ii) 2,265,730 Option Shares that such individuals have the right to acquire prior to May 16, 2003, (iii) 186,943 Plan Shares allocated to their respective accounts under the ESOP and 401(k) Plan, (iv) 18,981 shares held of record by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (v) 4,569 shares held as custodian for the benefit of children of such individuals. Excludes shares held by the estate or heirs of Mr. Williams, as described further in note 7 above.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table sets forth certain information regarding the compensation of (i) the Company's Chief Executive Officer, (ii) each of the Company's four most highly compensated executive officers other than the Chief Executive Officer, and (iii) Clarke M. Williams, who was the Chairman of the Board of the Company at the time of his death in June 2002 (collectively, the "named officers"). Following this table is additional information regarding option grants and option exercises during 2002. For additional information, see " - Report of Compensation Committee Regarding Executive Compensation."

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                                             ------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                             -----------------------  -----------
                                                           ANNUAL                           NO. OF    LONG-TERM
                                                        COMPENSATION         RESTRICTED   SECURITIES  INCENTIVE
NAME AND CURRENT                                   -----------------------     STOCK      UNDERLYING    PLAN           ALL OTHER
PRINCIPAL POSITION                     YEAR         SALARY        BONUS(1)    AWARDS(2)    OPTIONS     PAYOUTS(3)   COMPENSATION(4)
-----------------------------------    ----        ---------     ---------   ----------   ----------  -----------   ---------------
Glen F. Post, III                      2002        $ 787,594     $ 812,797    $ 150,000      320,000   $ 239,804     $   90,190
    Chairman of the Board and          2001          722,194             0            0      320,000           0         96,885
    Chief Executive Officer            2000          690,840       207,252            0      320,000           0        107,569

Karen A. Puckett (5)                   2002          420,600       352,147      100,000      120,000           0         58,309
    President and Chief Operating      2001          389,929        95,259            0      120,000           0         58,951
    Officer                            2000          158,664        76,833            0      100,000           0         13,105

R. Stewart Ewing, Jr.                  2002          390,657       274,241      100,000       81,000      72,215         59,651
    Executive Vice President and       2001          365,981        56,983            0       81,000           0         60,328
    Chief Financial Officer            2000          329,377        91,995            0       85,000           0         59,458

Clarke M. Williams(6)                  2002          361,545       203,169            0      320,000     239,804        190,461(7)
                                       2001          759,409             0            0      320,000           0        145,346
                                       2000          726,527       217,958            0      320,000           0        155,214

Harvey P. Perry                        2002          344,419       230,072       75,000       81,000      72,215         57,353
    Executive Vice President, Chief    2001          333,118        71,487            0       81,000           0         59,248
    Administrative Officer, General    2000          318,652        87,088            0       85,000           0         57,860
    Counsel and Secretary

David D. Cole                          2002          331,111       225,155       75,000       81,000      72,215         55,393
    Senior Vice President-             2001          320,212        56,037            0       81,000           0         56,828
    Operations Support                 2000          306,297        97,954            0       85,000           0         57,656

----------

(1) The "Bonus" column reflects the annual incentive cash bonuses granted pursuant to the Company's annual incentive programs. As discussed further in note 2 below, the "Restricted Stock Awards" column reflects the dollar value of special bonuses of restricted stock awarded for extraordinary services during 2002.

(2) As part of the long-term incentive compensation granted to the Company's officers in 1999, each named officer other than Ms. Puckett received restricted stock that vests January 1, 2004 (collectively, the "Time-Vested Restricted Shares") and performance-based restricted shares (the "Performance-Based Restricted Shares") that will vest based on the performance of the Company's stock through January 1, 2004 in relation to that of certain specified peer group companies. The chart below sets forth additional information as of January 1, 2004 regarding the named officers' aggregate holdings of Time-Vested Restricted Shares and Performance-Based Restricted Shares and the aggregate value thereof, determined as if all such restricted shares were fully vested. (This chart does not reflect restricted stock issued in early 2003 or unearned performance shares with respect to which Common Shares have not been issued.)

                                           Performance-                   Aggregate
                           Time-Vested        Based                        Value at
                           Restricted       Restricted                   December 31,
     Name                    Shares           Shares         Total           2002
--------------             -----------     ------------    --------     -------------
Mr. Post                     10,663           7,266         17,929       $ 526,754
Ms. Puckett                       0               0              0               0
Mr. Ewing                     3,167           2,188          5,355         157,330
Mr. Williams                      0               0              0               0
Mr. Perry                     3,168           2,188          5,356         157,359
Mr. Cole                      3,130           2,188          5,318         156,243

         In addition to the restricted stock reflected in the chart immediately above, 20,924 additional shares of restricted stock were issued on February 24, 2003 to the executive officers as a special bonus to compensate them for their extraordinary efforts and achievements during 2002. One-third of these restricted shares will vest on March 15, 2004, one-third on March 15, 2005 and one-third on March 15, 2006.

         Dividends are paid currently with respect to all shares of restricted stock described above. For additional information regarding the foregoing, see "- Report of Compensation Committee Regarding Executive Compensation."

(3) Reflects the value of Common Shares released or issued as a result of Performance-Based Restricted Shares and performance shares awarded in 1997 becoming vested or earned in early 2002 based on the appreciation in the market value of the Common Shares during the five-year period from 1997 through 2001. See "-Report of Compensation Committee Regarding Executive Compensation-Prior Grants."

(4) Comprised of the Company's (i) matching contributions to the 401(k) Plan, as supplemented by matching contributions under the Company's Supplemental Dollars & Sense Plan, (ii) estimated premium costs of arranging to pay death benefits to the executive officers' beneficiaries in excess of those provided generally for other employees under life insurance policies that the Company procures (and, subject to certain limited exceptions, controls the cash surrender value thereof), (iii) contributions pursuant to the ESOP, valued as of December 31 of each respective year (as supplemented by contributions under the Company's Supplemental Defined Contribution Plan), and (iv) payment of cash allowances in lieu of previously-offered perquisites, in each case for and on behalf of the named officers as follows:

                                                                                           Cash
                                                           Life                          Allowance
                                          401(k) Plan     Insurance         ESOP          in Lieu of
    Name                       Year      Contributions    Premiums     Contributions     Perquisites
--------------                ------     -------------   ----------    -------------     -----------
Mr. Post                       2002      $   27,486      $        0      $   31,504      $   31,200
                               2001          34,197           2,600          28,888          31,200
                               2000          38,779           1,666          35,924          31,200

Ms. Puckett                    2002          12,325               0          20,634          25,350
                               2001          13,449             744          19,408          25,350
                               2000           2,380               0               0          10,725

Mr. Ewing                      2002          16,395               0          17,906          25,350
                               2001          16,785           1,274          16,919          25,350
                               2000          16,487             766          16,855          25,350

Mr. Williams                   2002               0          42,554          26,855          14,400
                               2001               0          83,770          30,376          31,200
                               2000               0          86,235          37,779          31,200

Mr. Perry                      2002          15,367               0          16,636          25,350
                               2001          15,728           1,986          16,184          25,350
                               2000          15,106           1,174          16,230          25,350

Mr. Cole                       2002          14,557               0          15,486          25,350
                               2001          15,717             711          15,050          25,350
                               2000          15,455             681          16,170          25,350

         In connection with Mr. Williams' death during 2002, the Company distributed to his beneficiaries various amounts that had accrued under the Company's defined contribution plans. See also note 7 below.

(5)      Ms. Puckett's employment with the Company commenced on July 24, 2000.

(6) Mr. Williams was Chairman of the Board of the Company at the time of his death on June 5, 2002.

(7) Includes $106,652 cash paid to the estate of Mr. Williams in exchange for Mr. Williams' unused accrued vacation benefits.

                                   ----------

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                         INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE OF
                                  -------------------------------------------------------           OPTIONS AT ASSUMED ANNUAL
                                    NUMBER OF       % OF TOTAL                                        RATES OF STOCK PRICE
                                   SECURITIES         OPTIONS                                        APPRECIATION OVER TEN-YEAR
                                   UNDERLYING        GRANTED TO                                              OPTION TERM
                                     OPTIONS         EMPLOYEES     EXERCISE   EXPIRATION      -------------------------------------
NAME                                GRANTED (1)       IN 2002       PRICE        DATE             (5%)                     (10%)
------------------------------    -------------    ------------   ---------   -----------     ---------------      ----------------
Glen F. Post, III ............         320,000           16%      $   32.99      2/25/12      $     6,640,000      $    16,825,600
Karen A. Puckett .............         120,000            6%          32.99      2/25/12            2,490,000            6,309,600
R. Stewart Ewing, Jr .........          81,000            4%          32.99      2/25/12            1,680,750            4,258,980
Clarke M. Williams ...........         320,000           16%          32.99      2/25/12            6,640,000           16,825,600
Harvey P. Perry ..............          81,000            4%          32.99      2/25/12            1,680,750            4,258,980
David D. Cole ................          81,000            4%          32.99      2/25/12            1,680,750            4,258,980
All Shareholders(2) ..........     142,955,839           --           32.62           --        2,932,024,258        7,432,274,070

----------

(1) One-third of these options became exercisable on February 25, 2003, one-third will become exercisable on February 25, 2004, and one-third will become exercisable on February 25, 2005.

(2) The amounts shown as potential realizable value for all shareholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of Common Shares, as of December 31, 2002, assuming a hypothetical option to acquire 142,955,839 Common Shares (the number of such shares outstanding as of such date) granted at $32.62 per share (the weighted average price of all options granted in 2002) on February 25, 2002 and expiring on February 25, 2012, if the price of Common Shares appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. The Company neither makes nor endorses any prediction as to future stock performance.

                                   ----------

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

         Set forth below is certain data relating to option exercises during 2002. A substantial number of options exercised by executive officers during 2002 were set to expire by year-end.


                                   NO. OF                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                   SHARES                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                  ACQUIRED                         OPTIONS AT DECEMBER 31, 2002            DECEMBER 31, 2002
                                     ON           VALUE           ------------------------------    ----------------------------
NAME                               EXERCISE      REALIZED         EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------   ------------  ------------       -----------      -------------    -----------    -------------
Glen F. Post, III ............      168,750    $  2,874,262         802,243            639,996      $  7,032,419   $    287,998
Karen A. Puckett .............            0               0         106,669            233,331            66,835        114,415
R. Stewart Ewing, Jr .........       78,125       1,376,819         225,527            163,331         2,066,510         72,899
Clarke M. Williams(1) ........      701,614(2)    9,369,490(2)      960,000(3)               0           432,000              0
Harvey P. Perry ..............       34,601         529,675         200,926            163,331         1,703,015         72,899
David D. Cole ................       33,835         581,736         176,042            163,331         1,414,652         72,899

----------

(1) Mr. Williams was Chairman of the Board of the Company at the time of his death on June 5, 2002.

(2) Of these amounts, 675,283 of the shares and $8,886,008 of the value realized relate to the exercise of options by the estate of Mr. Williams after June 5, 2002.

(3) The options to acquire these securities are currently held by the estate of Mr. Williams.

                                   ----------

REPORT OF COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

         GENERAL. The Board's Compensation Committee monitors and establishes the compensation levels of the Company's executive officers, administers the Company's incentive compensation programs, and performs other related tasks. The Committee is composed entirely of Board members who qualify as (i) independent directors under the Company's corporate governance guidelines, (ii) "outside directors" under Section 162(m) of the Internal Revenue Code and (iii) "non-employee directors" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and is posted on the Company's website at www.centurytel.com.

         Compensation Objectives. During 2002, the Committee applied the following compensation objectives in connection with its deliberations:

         o compensating the Company's executive officers with salaries commensurate with or higher than those of similarly-situated executives at comparable companies, based upon corporate and individual performance

         o providing a substantial portion of the executives' compensation in the form of incentive compensation based upon
                  (i) the Company's short and long-term performance and (ii) the individual, departmental or divisional achievements of the executives

         o        encouraging team orientation, and

         o providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.

         In addition, to the extent that it is practicable and consistent with the Company's executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder (collectively, "Section 162(m)") in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named officers. If compliance with Section 162(m) conflicts with the Committee's compensation objectives or is contrary to the best interests of the shareholders, the Committee reserves the right to pursue its objectives, regardless of the attendant tax implications.

         Overview of 2002 Compensation. As described further below, the Company's executive compensation for 2002 was comprised of:

         o        salary

         o normal annual incentive bonuses and special bonuses for extraordinary efforts and achievements

         o long-term incentive compensation in the form of grants of stock options in 2002 and the payout of incentive awards granted in 1997, and

         o other benefits typically provided to executives of comparable companies, all as described further below.

For each such component of compensation, the Company's compensation levels were compared with those of comparable companies.

         During the Fall of 2001, the Committee retained an independent consulting firm to assist the Company in connection with implementing its officer compensation programs for 2002. The consulting firm compared the Company's officer compensation to that of a national group of companies. This group included a number of telecommunications companies (including several of the peer companies referred to in the Company's stock performance graph appearing elsewhere herein), but also included other companies that have revenue levels similar to the Company's.

         SALARY. The salary of the Chief Executive Officer and each other executive officer is based primarily on the officer's level of responsibility and comparisons to prevailing salary levels for similar officers at comparable companies. Based upon survey data, recommendations of its independent consulting firm and other considerations, the Committee in May 2002 increased the salary of the Chief Executive Officer by 7.8% and the salaries of each of the Company's other named officers by 2.5%. In connection with promotions of officers following the death of the Company's Chairman, the Committee in September 2002 increased the salaries of the Company's Chief Executive Officer, its President and its Chief Financial Officer by 7.3%, 12.2% and 11.3%, respectively. The Committee believes these 2002 raises were consistent with its objectives of (i) ensuring that the executive officers receive salaries commensurate with or in excess of median salaries of similarly-situated executives when warranted by the performance of the Company or the individual and (ii) applying a team orientation to executive compensation.

         BONUSES. As described further below, the Committee awarded normal annual incentive bonuses and special bonuses for extraordinary efforts and achievements during 2002.

         Annual Incentive Bonus Programs. The Company maintains (i) a shareholder-approved short-term incentive program for certain of its executive officers and (ii) an annual incentive bonus program for the Company's other officers and managers. In connection with both of these bonus programs, the Compensation Committee annually establishes target performance levels and the amount of bonus payable if these targets are met, which typically is defined in terms of a percentage of each officer's salary. For 2002, the Committee recommended target bonuses ranging from 40% to 60% of each executive officer's salary if the targets were met, with up to double these amounts if the targets were substantially exceeded and no bonuses if certain minimum target performance levels were not attained. The target bonuses payable to the Company's late Chairman and its Chief Executive Officer for 2002 performance were based solely upon the Company's overall financial performance measured in terms of operating income growth and, to a lesser extent, revenue growth. The bonuses payable to each other executive officer were based partially upon the Company's overall financial performance and partially upon the attainment of pre-approved individual, departmental or divisional goals.

         Based on the Company's 2002 performance, the Chief Executive Officer received a bonus equal to 103.2% of his 2002 salary. Based upon the Company's performance and the attainment of individual performance objectives, each other incumbent named officer received a bonus between approximately 66.8% and 83.73% of his or her 2002 salary. During 2002, the spouse of the Company's late Chairman was paid a pro rata bonus for service through the date of his death, based upon the assumption that the Company would attain 100% of the target performance levels. The Committee elected to pay these 2002 incentive bonuses in cash.

         Special Bonuses. In connection with certifying in early 2003 the amount of the executive officers' 2002 annual incentive bonuses, the Compensation Committee determined that the normal incentive bonuses would not adequately compensate the executive officers for their extraordinary efforts and achievements during 2002. These achievements included (i) successfully and timely consummating the purchase of Verizon's local exchange telephone operations in two separate states for an aggregate of over $2.2 billion cash,
(ii) successfully and timely divesting substantially all of the Company's wireless operations for almost $1.6 billion cash and (iii) attaining strong financial and market performance relative to both the Company's internal goals and the Company's peers. To compensate the executive officers for these extraordinary efforts and achievements and to aid in the retention of the executive officers, on February 24, 2003 the Committee issued an aggregate of $575,000 of restricted stock, which vests annually over a three-year period. The Committee allocated these special bonuses substantially in proportion to each executive officer's salary. These special bonuses will not qualify as performance-based compensation under Section 162(m).

         STOCK INCENTIVE PROGRAMS. The Company's current long-term incentive compensation programs authorize the Compensation Committee to grant stock options and various other stock-based incentives to key personnel. One of the Committee's central goals with respect to stock incentive awards is to strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align the executive officers' financial interests with those of the Company's shareholders.

         Incentives granted under these programs become exercisable based upon criteria established by the Compensation Committee. The Committee generally determines the size of option grants based on the recipient's responsibilities and duties, and on information furnished by the Committee's consultants regarding stock option practices among comparable companies. Since 2001, the Committee's general philosophy has been to award annual option grants as opposed to larger, multi-year grants.

         2002 Grants. During 2002, the Compensation Committee awarded to the Company's officers stock options on the terms further described elsewhere herein. The Committee determined the size of its 2002 option grants based on information furnished by the Committee's independent consulting firm relating to the long-term incentive compensation practices among other comparable companies. Based on the consulting firm's recommendations, the Committee granted awards to each executive officer having a value, determined under the Black-Scholes valuation methodology, commensurate with long-term incentive awards to similarly-situated executives at other comparable companies.

         Prior Grants. During 1997, 1998 and 1999, the Committee awarded to the Company's officers long-term incentive compensation in the form of (i) time-vested restricted stock which will generally vest on or about the fifth anniversary of the grant date and (ii) performance-based restricted stock and performance shares which will vest or be earned based on appreciation of the market value of the Company's Common Shares over a five-year period. The 1997 and 1998 grants vested or were earned in early 2002 and 2003, respectively.

         OTHER BENEFITS. The Company maintains certain broad-based employee benefit plans in which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the compensation on which benefits and contributions may be based. The Board has determined to have the Company's matching contribution under the 401(k) Plan invested in Common Shares so as to further align employees' and shareholders' financial interests. The Company also maintains the ESOP, which serves to further align employees' and shareholders' interests.

         Additionally, the Company makes available to its officers a supplemental life insurance plan, various defined benefit retirement plans (which are described below under " - Pension Plans"), various nonqualified supplemental benefit plans, cash allowances in lieu of previously-offered perquisites, and a disability salary continuation plan.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer's salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. As discussed above under "- Salary," based on its review of data compiled by the Committee's independent consulting firm and other information, the Committee raised the annual salary of the Chief Executive Officer by an aggregate of 15.7% during 2002 to $850,096. The Chief Executive Officer also received a cash bonus of approximately $812,800 for 2002 performance under the Company's shareholder-approved short-term incentive plan, and a special bonus of 5,459 restricted shares. In addition, during 2002 the Chief Executive Officer was granted options to purchase 320,000 shares, as described further herein.

Submitted by the Compensation Committee of the Board of Directors.

           C.G. Melville (Chairman) (1)         James B. Gardner
                  F. Earl Hogan (2)        Jim Reppond (3)

                                   ----------

(1)      Chairman of the Committee since January 1, 2003.

(2)      Will retire effective upon election of his successor at the Meeting.

(3)      Member of the Committee since January 1, 2003.

PENSION PLANS

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Pension Plan") pursuant to which certain officers who have completed at least five years of service are generally entitled to receive a monthly payment upon attaining early or normal retirement age under the plan. The following table reflects the approximate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Supplemental Pension Plan assuming retirement at age 65. Early retirement may be taken at age 55 by any participant with ten or more years of service, with reduced benefits.

                                                         Years of Service
                      ----------------------------------------------------------------------------------------
Compensation               5                 10                     15                 20                25
------------          ----------         ---------              ---------           ---------        ---------
$  400,000            $   60,000         $ 120,000              $ 140,000           $ 160,000        $ 180,000
   500,000                75,000           150,000                175,000             200,000          225,000
   600,000                90,000           180,000                210,000             240,000          270,000
   700,000               105,000           210,000                245,000             280,000          315,000
   800,000               120,000           240,000                280,000             320,000          360,000
   900,000               135,000           270,000                315,000             360,000          405,000
 1,000,000               150,000           300,000                350,000             400,000          450,000
 1,100,000               165,000           330,000                385,000             440,000          495,000
 1,200,000               180,000           360,000                420,000             480,000          540,000

         The above table reflects the annual benefits payable upon normal retirement under the Supplemental Pension Plan assuming such benefits will be paid in the form of a monthly lifetime annuity and before reductions relating to the receipt of Social Security benefits as described below. The actual amount of an officer's monthly payment under the Supplemental Pension Plan is equal to (i) 3% of the officer's "average monthly compensation" (defined below) times the officer's years of service during his first ten years with the Company plus (ii) 1% of the officer's "average monthly compensation" times his years of service after his first ten years with the Company (up to a maximum of 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with the Company (up to a maximum of 25 years). Payments to retired officers under this formula are increased by 3% per year to reflect cost of living increases. "Average monthly compensation" means the officer's average monthly compensation during the 36-month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 receive credit only for service while a plan participant.

         Under the Supplemental Pension Plan, the number of credited years of service at December 31, 2002 was 25 years for Mr. Post, two years for Ms. Puckett, 20 years for Mr. Ewing, 18 years for Mr. Perry, and 20 years for Mr. Cole. The compensation upon which benefits are based under such plan is the aggregate amount of compensation reported for 2002 for each respective officer under the columns in the Summary Compensation Table appearing above that are entitled "Salary" and "Bonus." The benefit payable under the Supplemental Pension Plan to Mr. Williams' spouse as a result of his death on June 5, 2002 is an annuity of approximately $397,431 per year to be paid to Mrs. Williams annually until her death.

         BROAD-BASED PENSION PLAN. The Company also maintains a qualified defined benefit plan (the "Qualified Plan") pursuant to which most of the Company's employees (including officers) who have completed at least five years of service are generally entitled to receive payments upon attaining early or normal retirement age under the plan. The Company further maintains a companion non-qualified defined benefit plan (the "Non-Qualified Plan") designed to pay supplemental retirement benefits to officers in amounts equal to the benefits that such officers would otherwise forego under the Qualified Plan due to federal limitations on the amount of benefits payable to highly compensated participants of qualified plans.

         The following table reflects the approximate total annual retirement benefits that a participant with the indicated years of service and annual compensation level may expect to receive under the Qualified and Non-Qualified Plans (collectively, the "Broad-Based Pension Plan") assuming retirement at age 65 during 2003. Upon attaining age 55, participants with at least five years of service may elect to receive reduced early retirement benefits.

Compensation                5                 10                 15                 20                25               30
------------             --------          --------          ---------          ----------        ----------       ---------
$  400,000               $ 18,900          $ 37,800          $  56,700          $   75,600        $   94,500       $ 113,400
   500,000                 23,900            47,800             71,700              95,600           119,500         143,400
   600,000                 28,900            57,800             86,700             115,600           144,500         173,400
   700,000                 33,900            67,800            101,700             135,600           169,500         203,400
   800,000                 38,900            77,800            116,700             155,600           194,500         233,400
   900,000                 43,900            87,800            131,700             175,600           219,500         263,400
 1,000,000                 48,900            97,800            146,700             195,600           244,500         293,400
 1,100,000                 53,900           107,800            161,700             215,600           269,500         323,400
 1,200,000                 58,900           117,800            176,700             235,600           294,500         353,400

         The above table approximates the total annual benefits payable under the Broad-Based Pension Plan assuming (in addition to the assumptions stated above) that such benefits will be paid in the form of a monthly lifetime annuity. The actual amount of a participant's total monthly payment is equal to the sum of (i) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay plus (ii) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay in excess of his compensation subject to Social Security taxes (as determined under the plan). For these purposes, "final average pay" means the participant's average monthly compensation during the 60-month period within his last ten years of employment in which he received his highest compensation.

         Under the Broad-Based Pension Plan, each named officer other than Ms. Puckett began to receive credit for years of service on January 1, 1999. Ms. Puckett began receiving credit for years of service on July 24, 2000. The compensation upon which benefits are based under such plan is the aggregate amount reported for 2002 for each such officer under the columns in the Summary Compensation Table appearing above that are entitled "Salary" and "Bonus." The benefit payable under the Broad-Based Pension Plan to Mr. Williams' spouse is an annuity of approximately $29,280 per year to be paid to Mrs. Williams annually until her death.

EMPLOYMENT CONTRACT WITH CLARKE M. WILLIAMS AND CHANGE-IN-CONTROL ARRANGEMENTS

         At the time of his death in June 2002, Clarke M. Williams had a year to year employment agreement with the Company providing for, among other things, a minimum annual salary of $436,800, participation in all of the Company's employee benefit plans and use of the Company's aircraft. The employment agreement did not provide for any death benefits (although substantial benefits were paid to Mr. Williams' beneficiaries under the Company's benefit plans and life insurance policies). If Mr. Williams had been terminated without cause or resigned under certain specified circumstances, including following any change in control of the Company, he would have been entitled to receive certain severance benefits, including (i) a lump sum cash payment equal to three times the sum of his annual salary and bonus, (ii) any such additional cash payments as may be necessary to compensate him for any federal excise taxes imposed upon contingent change in control payments, (iii) continued participation in the Company's welfare benefit plans for three years and (iv) continued use of the Company's aircraft for one year on terms comparable to those previously in effect.

         The Company also has agreements with each of its executive officers which entitle any such officer who is terminated without cause or resigns under certain specified circumstances within three years of any change in control of the Company to (i) receive a lump sum cash severance payment equal to three times the sum of such officer's annual salary and bonus, (ii) receive any such additional cash payments as may be necessary to compensate him or her for any federal excise taxes imposed upon contingent change in control payments and
(iii) continue to receive certain welfare benefits for three years.

         Under the above-referenced agreements, a "change in control" of the Company would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of the Company's voting securities, (ii) a majority of the Company's directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of the Company.

         In the event of a change in control of the Company, the Company's benefit plans provide, among other things, that all restrictions on outstanding time-vested and performance-based restricted stock will lapse, all outstanding stock options will become fully exercisable, all performance shares will be earned, phantom stock units credited under the Company's supplemental defined contribution plan will be converted into cash and held in trust, and post-retirement health and life insurance benefits will vest with respect to certain current and former employees. In addition, participants in the Supplemental Pension Plan who are terminated without cause or resign under certain specified circumstances within three years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years), determined in accordance with actuarial assumptions specified in the plan.

PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Services Index (the "S&P Telecom Index") for the period from December 31, 1997 to December 31, 2002, in each case assuming (i) the investment of $100 on January 1, 1998 at closing prices on December 31, 1997 and (ii) reinvestment of dividends. The data was provided by Value Line, Inc.

                              (PERFORMANCE GRAPH)


                                                                      December 31,
                                         ------------------------------------------------------------------------------
                                           1997          1998          1999          2000          2001          2002
                                         --------      --------      --------      --------      --------      --------
CenturyTel ........................      $ 100.00      $ 204.41      $ 216.12      $ 157.91      $ 145.82      $ 131.53
S&P 500 Index .....................        100.00        126.71        151.56        136.20        118.43         90.76
S&P Telecom Index(1) ..............        100.00        149.77        163.82        103.92         90.84         62.30

----------

(1) The S&P Telecom Index consists of ALLTEL Corporation, AT&T Corporation, BellSouth Corporation, Citizens Communications Company, Qwest Communications International Inc., SBC Communications Inc., Sprint Corp. FON Group, Verizon Communications Inc., and the Company. The index is publicly available.

CERTAIN TRANSACTIONS

         The Company paid fees of approximately $1,039,480 to The Boles Law Firm for legal services rendered to the Company in 2002. William R. Boles, Jr., a director of the Company since 1992, is President and a director and practicing attorney with such firm, which has provided legal services to the Company since 1968.

         During 2002, the Company paid approximately $665,832 to a real estate firm owned by the brother of Harvey P. Perry, a director and executive officer of the Company. In exchange for such payments (approximately $75,000 of which was used to compensate subcontractors and vendors and to recoup other out-of-pocket costs), such firm provided a variety of services with respect to numerous real estate transactions in several states, including locating and analyzing properties suitable for purchase or lease and negotiating purchase or lease terms with the land owners.

         During 2002, the Company purchased approximately $758,913 of electrical contracting services from a firm owned by Johnny Hebert, a director of the Company.

         During 2002, the Company paid Rickey Lowery approximately $77,726 in salary and bonus for serving as a lead database analyst technician. Mr. Lowery has been an employee of the Company since 1989 and has been the son-in-law of Harvey P. Perry, a director and executive officer of the Company, since 1990.

         During 2002, the Company paid Martha Amman approximately $74,731 in salary and bonus for serving as Manager, Employment and Staffing. Ms. Amman is the sister of Harvey P. Perry, a director and executive officer of the Company, and has been an employee of the Company since 1998.

         During 2002, the Company paid H. Parnell Perry, Jr. approximately $65,562 in salary and bonus for serving as a technician. Mr. Perry is the son of Harvey P. Perry, a director and executive officer of the Company, and has been an employee of the Company since 1988.

         During 2002, the Company paid Paul Hargrove approximately $62,898 in salary and bonus for serving as a manager in the Corporate Tax Department. Mr. Hargrove is the son of R.L. Hargrove, Jr., a director of the Company, and was employed by the Company between 1983 and December 31, 2002.

         During 2002, the Company paid Rhonda Woodard approximately $74,110 in salary and bonus for serving as Director of Customer Service Centers. Ms. Woodard is the sister-in-law of David Cole, an executive officer of the Company, and has been an employee of the Company since 1991.

         In connection with the Company's negotiations to obtain a controlling interest in SkyComm Technologies Corporation ("SkyComm"), in November 2002 the Company made a $375,000 bridge loan to an affiliate of SkyComm, which in turn used a portion of the loan proceeds to repay a $200,000 interest-bearing loan made to it in October 2002 by Ernest Butler, Jr., then a director of the Company. Upon the Company's funding of the initial installment of its investment in SkyComm on December 31, 2002, SkyComm's affiliate paid I. E. Butler Securities Inc. ("Butler Securities") $160,000, plus reimbursement of out-of-pocket expenses, for investment banking services rendered in connection with assisting SkyComm to raise capital. If SkyComm receives additional future funding from the Company or other investors identified by Butler Securities, Butler Securities will be entitled to additional payments. Mr. Butler, together with his spouse and children, owns 100% of Butler Securities, and is also the Chairman and President thereof. Mr. Butler, age 74, resigned from the Board effective December 31, 2002. See "Corporate Governance-Recent Developments."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2002, Harvey P. Perry, a director and executive officer of the Company, and C. G. Melville, Jr., a director of the Company, each inadvertently filed one report late.

                            REPORT OF AUDIT COMMITTEE

ACTIVITIES OF COMMITTEE

         The Audit Committee of the Board of Directors is currently composed of five directors, all of whom the Board believes are independent under the rules of the New York Stock Exchange.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

         In this context, the Committee has met and held discussions with the Company's management, its internal auditors and its independent accountants, KPMG LLP. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         KPMG also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with KPMG that firm's independence, and considered the effects that the provision of non-audit services may have on KPMG's independence.

         Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

OTHER INFORMATION

         KPMG has acted as independent certified public accountants for the Company since 1977, and has been selected by the Board to serve again in that capacity for 2003. The following table lists the aggregate fees and costs billed by KPMG and its affiliates to the Company and its subsidiaries for the 2001 and 2002 services identified below:

                                                                                                Amount Billed
                                                                                     ---------------------------------------
                                                                                        2001                        2002
                                                                                     -----------                 -----------
Audit Fees (1)..........................................................             $ 1,363,000                 $ 1,641,000
Audit-Related Fees......................................................                 137,000                     129,000
Tax Fees................................................................               1,069,000 (2)               1,869,000 (3)
All Other Fees..........................................................               1,827,000 (4)                  21,000
                                                                                     -----------                 -----------
                                                                   Total             $ 4,396,000                 $ 3,660,000
                                                                                     -----------                 -----------

----------

(1) Relates to services rendered in connection with auditing the Company's annual consolidated financial statements for each applicable year and reviewing the Company's quarterly financial statements for such year, as well as auditing the financial statements of several of the Company's telephone subsidiaries, cellular partnerships and benefit plans; also includes services rendered in connection with reviewing the Company's registration statements and issuing comfort letters.

(2) Of this aggregate amount, approximately $255,000 is attributable to fees and costs associated with tax research and planning associated with proposed transactions and the balance is attributable to assisting management implement an income tax system, and general income tax planning and compliance.

(3) Of this aggregate amount, approximately $831,000 is attributable to fees and costs associated with the Company's divestiture of its wireless business and the balance is attributable to assisting management implement an income tax system; tax research and planning associated with proposed transactions; and general income tax planning and compliance.

(4) Of this aggregate amount, $1,231,000 is attributable to fees and costs paid for services provided prior to February 7, 2001 by the consulting group of KPMG LLP in connection with the development and implementation of the Company's new billing system. This consulting group was spun off from KPMG LLP on February 7, 2001.

         The Audit Committee has considered whether the provision of KPMG's non-audit services is compatible with maintaining KPMG's independence.

         If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and is posted on the Company's website at www.centurytel.com.

Submitted by the Audit Committee of the Board of Directors.

          James B. Gardner                          R. L. Hargrove, Jr.
           (Chairman) (1)                            F. Earl Hogan (3)
          Virginia Boulet                          C. G. Melville, Jr. (4)
         Calvin Czeschin (2)                        Joseph R. Zimmel (5)

                                   ----------

(1)      Chairman of the Committee since January 1, 2003.

(2)      Chairman and member of the Committee through December 31, 2002.

(3)      Will retire effective upon election of his successor at the Meeting.

(4)      Member of the Committee through December 31, 2002.

(5)      Member of the Committee since January 1, 2003.


                                  OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Meeting.

         If a quorum is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the proposed nominees named herein are elected.

         Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on the election of directors when they have not received voting instructions from beneficial owners. If brokers who do not receive voting instructions do not exercise such discretionary voting power (a "broker non-vote"), shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Meeting but not present for purposes of voting to elect directors. Because the election of directors must be approved by plurality vote, broker non-votes with respect to the election of directors will not affect the outcome of the voting.

         Voting Shares represented by all properly executed proxies received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees.

         Management has not timely received any notice that a shareholder desires to present any matter for action at the Meeting in accordance with the Company's advance notification bylaw (which is described below), and is otherwise unaware of any matter for action by shareholders at the Meeting other than the election of directors. The enclosed proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

         A representative of KPMG LLP, the Company's independent certified public accountants, is expected to attend the Meeting and be available to respond to appropriate questions.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         In order to be eligible for inclusion in the Company's 2004 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by December 2, 2003, and must comply with applicable federal proxy rules. In addition, the Company's advance notification bylaw requires shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders' meeting, whether or not they wish to include their proposal in the Company's proxy materials. In general, notice must be received by the Secretary of the Company between November 10, 2003 and February 8, 2004 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2004 annual meeting is more than 30 days earlier or later than May 8, 2004, notice must be received by the Secretary of the Company within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) The Company will be permitted to disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

ANNUAL REPORT AND FINANCIAL INFORMATION

         Appendix A includes the Annual Financial Statements and Review of Operations of the Company in the form in which they were filed with the Securities and Exchange Commission on March 27, 2003 as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Company expects to mail a copy of its summary annual report for the year ended December 31, 2002 on or about the date that it mails this Proxy Statement to its shareholders.

         You may obtain a copy of the Company's Form 10-K without charge by writing to Harvey P. Perry, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting the Company's website at www.centurytel.com.

         Neither Appendix A nor the Company's summary annual report is to be regarded as proxy soliciting material.

                                            By Order of the Board of Directors

                                            /s/ HARVEY P. PERRY

                                            Harvey P. Perry
                                            Secretary

Dated:  March 31, 2003

                                                                      APPENDIX A
                                                              TO PROXY STATEMENT



                                CENTURYTEL, INC.

                           ANNUAL FINANCIAL STATEMENTS

                                       AND

                              REVIEW OF OPERATIONS

INDEX TO FINANCIAL INFORMATION
DECEMBER 31, 2002

         The materials included in this Appendix A are excerpted from Items 7, 7A and 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which the Company filed with the Securities and Exchange Commission on March 27, 2003. Reference is made to the Form 10-K for additional information about the business and operations of the Company.


                                                                                                                  Page
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.....................................................................................      A-3
Quantitative and Qualitative Disclosure About Market Risks..................................................      A-37
Financial Statements and Supplementary Data:
           Report of Management.............................................................................      A-39
           Independent Auditors' Report.....................................................................      A-40
           Consolidated Statements of Income................................................................      A-41
           Consolidated Statements of Comprehensive Income..................................................      A-43
           Consolidated Balance Sheets......................................................................      A-44
           Consolidated Statements of Cash Flows............................................................      A-45
           Consolidated Statements of Stockholders' Equity..................................................      A-46
           Notes to Consolidated Financial Statements.......................................................      A-47
           Consolidated Quarterly Income Statement Information..............................................      A-79

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATIONS

OVERVIEW

         CenturyTel, Inc. and its subsidiaries (the "Company") is a regional integrated communications company engaged primarily in providing local exchange, long distance, Internet access and data services to customers in 22 states.

         On July 1, 2002, the Company acquired the local exchange telephone operations of Verizon Communications, Inc. ("Verizon") in the state of Alabama for approximately $1.022 billion cash. On August 31, 2002, the Company acquired the local exchange telephone operations of Verizon in the state of Missouri for approximately $1.179 billion cash. The results of operations for the Verizon assets acquired are reflected in the Company's consolidated results of operations subsequent to each respective acquisition. See "Acquisitions" below and Note 2 of Notes to Consolidated Financial Statements for additional information.

         On August 1, 2002, the Company sold substantially all of its wireless operations to an affiliate of ALLTEL Corporation ("Alltel") and certain other purchasers in exchange for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for the years ended December 31, 2002, 2001 and 2000 have been reflected as discontinued operations on the Company's consolidated statements of income and cash flows. For further information, see "Discontinued Operations" below.

         On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related local exchange assets in Arkansas, Missouri and Wisconsin from affiliates of Verizon for an aggregate of approximately $1.5 billion cash. The operations of these acquired properties are included in the Company's results of operations beginning on the respective dates of acquisition. See "Acquisitions" below and Note 2 of Notes to Consolidated Financial Statements for additional information.

         During the three years ended December 31, 2002, the Company has acquired and sold various other operations, the impact of which has not been material to the financial position or results of operations of the Company.

         The net income of the Company for 2002 was $801.6 million, compared to $343.0 million during 2001 and $231.5 million during 2000. Diluted earnings per share for 2002 was $5.61 compared to $2.41 in 2001 and $1.63 in 2000. Income from continuing operations (and diluted earnings per share from continuing operations) was $189.9 million ($1.33), $144.1 million ($1.01) and $124.2 million ($.88) for 2002, 2001 and 2000, respectively. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), amortization of goodwill ceased effective January 1, 2002. Had the results of operations for the years ended December 31, 2001 and 2000 been subject to the provisions of SFAS 142, income from continuing operations (and diluted earnings per share) would have been $190.5 million ($1.34) for 2001 and $160.8 million ($1.13) for 2000 and net income (and diluted earnings per share) would have been $399.3 million ($2.81) for 2001 and $278.0 million ($1.96) for 2000.

Year ended December 31,                                               2002             2001              2000
                                                                  -----------       -----------       -----------
                                                                         (Dollars, except per share amounts,
                                                                               and shares in thousands)

Operating income
      Telephone                                                   $   543,113           423,420           376,290
      Other                                                            43,568            22,098            31,258
      Corporate overhead costs allocable to discontinued
           operations                                                 (11,275)          (20,213)          (21,411)
                                                                  -----------       -----------       -----------
                                                                      575,406           425,305           386,137
Nonrecurring gains and losses, net                                      3,709            33,043                --
Interest expense                                                     (221,845)         (225,523)         (183,302)
Other income and expense                                              (63,814)               32             4,936
Income tax expense                                                   (103,537)          (88,711)          (83,542)
                                                                  -----------       -----------       -----------

Income from continuing operations                                     189,919           144,146           124,229
Discontinued operations, net of tax                                   611,705           198,885           107,245
                                                                  -----------       -----------       -----------

Net income                                                        $   801,624           343,031           231,474
                                                                  ===========       ===========       ===========

Net income, as adjusted for goodwill amortization                 $   801,624           399,297           278,029
                                                                  ===========       ===========       ===========

Basic earnings per share
      From continuing operations                                  $      1.34              1.02               .88
      From continuing operations, as adjusted for
         goodwill amortization                                    $      1.34              1.35              1.15
      From discontinued operations                                $      4.32              1.41               .77
      From discontinued operations, as adjusted for
         goodwill amortization                                    $      4.32              1.48               .84
      Basic earnings per share                                    $      5.66              2.43              1.65
      Basic earnings per share, as adjusted for
         goodwill amortization                                    $      5.66              2.83              1.98


Diluted earnings per share
      From continuing operations                                  $      1.33              1.01               .88
      From continuing operations, as adjusted for
         goodwill amortization                                    $      1.33              1.34              1.13
      From discontinued operations                                $      4.28              1.40               .76
      From discontinued operations, as adjusted for
         goodwill amortization                                    $      4.28              1.47               .83
      Diluted earnings per share                                  $      5.61              2.41              1.63
      Diluted earnings per share, as adjusted for
         goodwill amortization                                    $      5.61              2.81              1.96
Average basic shares outstanding                                      141,613           140,743           140,069
                                                                  ===========       ===========       ===========

Average diluted shares outstanding                                    142,879           142,307           141,864
                                                                  ===========       ===========       ===========

         During the three years ended December 31, 2002, the Company has recorded certain nonrecurring items. Net income (and diluted earnings per share) excluding nonrecurring items for 2002, 2001 and 2000 was $325.0 million ($2.27), $225.7 million ($1.59; $1.98, as adjusted), and $228.8 million ($1.61; $1.94, as adjusted), respectively. The Company believes this presentation of results of operations excluding nonrecurring items is useful to investors because it (i) reflects management's view of recurring operations upon which management bases financial, operational, compensation and planning decisions and (ii) prevents investors from misconstruing the significance of financial data impacted by nonrecurring events. The following reconciliation table shows how the amounts of various line items reported under generally accepted accounting principles were impacted by these nonrecurring items.

Year ended December 31,                                                  2002              2001              2000
                                                                      -----------       -----------       -----------
                                                                               (Dollars, except per share
                                                                                  amounts, in thousands)
Operating income, as reported                                         $   575,406           425,305           386,137
Less nonrecurring items:
       Reserve for uncollectible receivables,
         primarily WorldCom                                               (15,000)               --                --
       Refund of access charges to interexchange carriers                  (7,645)               --                --
       Other                                                               (1,929)           (2,000)             (504)
                                                                      -----------       -----------       -----------
Operating income, excluding nonrecurring items                        $   599,980           427,305           386,641
                                                                      ===========       ===========       ===========
Nonrecurring gains and losses, net, as reported                       $     3,709            33,043                --
Less nonrecurring items:
       Gain on sale of assets                                               3,709            58,523                --
       Write down of non-operating assets                                      --           (25,480)               --
                                                                      -----------       -----------       -----------
Nonrecurring gains and losses, net, excluding
   nonrecurring items                                                 $        --                --                --
                                                                      ===========       ===========       ===========
Other income and expense, as reported                                 $   (63,814)               32             4,936
Less nonrecurring items:
       Redemption premium on remarketable notes,
         net of unamortized premium                                       (59,949)               --                --
       Write-off of nonoperating investment                                  (781)               --                --
       Costs associated with unsolicited takeover proposal                 (3,000)           (6,000)               --
       Settlement of interest rate hedge contracts                             --                --            (7,947)
                                                                      -----------       -----------       -----------
Other income and expense, excluding nonrecurring items                $       (84)            6,032            12,883
                                                                      ===========       ===========       ===========
Income tax expense, as reported                                       $  (103,537)          (88,711)          (83,542)
Less:  Tax effect of nonrecurring items                                    29,608            (8,666)            2,957
                                                                      -----------       -----------       -----------
Income tax expense, excluding nonrecurring items                      $  (133,145)          (80,045)          (86,499)
                                                                      ===========       ===========       ===========
Discontinued operations, net of tax, as reported                      $   611,705           198,885           107,245
Less nonrecurring items:
       Gain on sale of assets                                             805,628           185,133            20,593
       Write down of wireless portion of billing system                   (30,491)               --                --
       Write down of non-operating assets                                  (1,702)          (18,205)               --
       Proportionate share of nonrecurring charges
         recorded by entities in which the Company
         owns a minority interest                                              --           (10,054)           (5,330)
       Company's share of gain on sale of assets                               --             2,164                --
       Minority interest effect of gain on sale of assets                      --               (13)               --
       Tax effect of nonrecurring items                                  (241,810)          (58,032)           (7,123)
                                                                      -----------       -----------       -----------
Income from discontinued operations, net of tax,
   excluding nonrecurring items                                       $    80,080            97,892            99,105
                                                                      ===========       ===========       ===========
Net income, as reported                                               $   801,624           343,031           231,474
Less:  Effect of nonrecurring items                                       476,638           117,370             2,646
                                                                      -----------       -----------       -----------
Net income, excluding nonrecurring items                              $   324,986           225,661           228,828
                                                                      ===========       ===========       ===========

Year ended December 31,                                                   2002          2001          2000
                                                                        --------      --------      --------
                                                                             (Dollars, except per share
                                                                                amounts, in thousands)
Basic earnings per share, as reported                                   $   5.66          2.43          1.65
Less:  Effect of nonrecurring items                                         3.37           .83           .02
                                                                        --------      --------      --------
Basic earnings per share, excluding nonrecurring items                  $   2.29          1.60          1.63
                                                                        ========      ========      ========
Basic earnings per share, excluding nonrecurring items,
   as adjusted                                                          $   2.29          2.00          1.96
                                                                        ========      ========      ========
Diluted earnings per share, as reported                                 $   5.61          2.41          1.63
Less:  Effect of nonrecurring items                                         3.34           .82           .02
                                                                        --------      --------      --------
Diluted earnings per share, excluding nonrecurring items                $   2.27          1.59          1.61
                                                                        ========      ========      ========
Diluted earnings per share, excluding nonrecurring items,
   as adjusted                                                          $   2.27          1.98          1.94
                                                                        ========      ========      ========

         For additional information concerning the nonrecurring items described in the above table, see "Telephone Operations", "Nonrecurring Gains and Losses, Net", "Other Income and Expense", and "Discontinued Operations".

         Contributions to operating revenues and operating income by the Company's telephone and other operations for each of the years in the three-year period ended December 31, 2002 were as follows:

Year ended December 31,                                                       2002             2001           2000
                                                                             ------           ------         ------
Operating revenues
      Telephone operations                                                    87.9%            89.7           89.4
      Other operations                                                        12.1%            10.3           10.6
Operating income
      Telephone operations                                                    94.4%            99.6           97.4
      Other operations                                                         7.6%             5.2            8.1
      Corporate overhead costs allocable to discontinued operations           (2.0)%           (4.8)          (5.5)

         In addition to historical information, management's discussion and analysis includes certain forward-looking statements regarding events and financial trends that may affect the Company's future operating results and financial position. Such forward-looking statements are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations, hiring adequate numbers of qualified staff and successfully upgrading its billing and other information systems; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company's ability to collect its receivables from financially troubled communications companies; and the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the business are described in greater detail in Item 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any of its forward-looking statements for any reason.

TELEPHONE OPERATIONS

         The Company conducts its telephone operations in rural, suburban and small urban communities in 22 states. As of December 31, 2002, approximately 91% of the Company's 2.4 million access lines were in Wisconsin, Missouri, Alabama, Arkansas, Washington, Michigan, Louisiana, Colorado, Ohio and Oregon. The operating revenues, expenses and income of the Company's telephone operations for 2002, 2001 and 2000 are summarized below.

Year ended December 31,                                  2002              2001              2000
                                                    ------------      ------------      ------------
                                                                 (Dollars in thousands)
Operating revenues
       Local service                                $    604,580           491,529           408,538
       Network access                                    972,303           874,458           727,797
       Other                                             156,709           139,746           117,634
                                                    ------------      ------------      ------------
                                                       1,733,592         1,505,733         1,253,969
                                                    ------------      ------------      ------------

Operating expenses
       Plant operations                                  433,187           380,466           290,062
       Customer operations                               148,502           117,080           105,950
       Corporate and other                               211,924           186,483           163,761
       Depreciation and amortization                     396,866           398,284           317,906
                                                    ------------      ------------      ------------
                                                       1,190,479         1,082,313           877,679
                                                    ------------      ------------      ------------
Operating income                                    $    543,113           423,420           376,290
                                                    ============      ============      ============

         Local service revenues. Local service revenues are derived from the monthly provision of local exchange telephone services in the Company's service areas. Of the $113.1 million (23.0%) increase in local service revenues in 2002, $102.8 million was due to the acquisition of the Verizon properties in 2002. The remaining $10.3 million increase was primarily due to a $7.6 million increase resulting from the provision of custom calling features to more customers and a $1.8 million increase due to increased rates in certain jurisdictions. Of the $83.0 million (20.3%) increase in local service revenues in 2001, $73.7 million was due to the acquisition of the Verizon properties in 2000. The remaining $9.3 million increase was due to a $6.9 million increase due to increased rates in certain jurisdictions and an increase in the number of customer access lines in incumbent markets during most of 2001 and a $3.9 million increase due to the increased provision of custom calling features. Internal access lines declined 1.1% and 0.2% during 2002 and 2001, respectively. Internal access line growth during 2000 was 2.8%. The Company believes the decline in the number of access lines during 2002 and 2001 is primarily due to declines in second lines, soft general economic conditions in the Company's markets and the displacement of traditional wireline telephone services by other competitive service providers. Even when the economy recovers, the Company believes that any rebound in access lines will be limited by continued declines in second lines caused primarily by digital subscriber line substitution and the impact of competitive services. Based on current conditions, the Company expects to incur a decline in access lines of 1 to 2% for 2003.

         Network access revenues. Network access revenues are primarily derived from charges to long distance companies and other customers for access to the Company's local exchange carrier ("LEC") networks in connection with the completion of interstate or intrastate long distance telephone calls. Certain of the Company's interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission ("FCC"); the remainder of such revenues are derived under revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

         Network access revenues increased $97.8 million (11.2%) in 2002 and $146.7 million (20.2%) in 2001 due to the following factors:

                                                                                         2002               2001
                                                                                       increase          increase
                                                                                      (decrease)        (decrease)
                                                                                      -----------       -----------
                                                                                            (Dollars in thousands)
Acquisitions of Verizon properties in third quarter 2002                              $    98,014                --
Acquisitions of Verizon properties in third quarter 2000                                       --           139,866
Increased recovery from the federal Universal Service Fund ("USF")                         13,832             8,507
One-time refund of access charges to interexchange carriers                                (7,645)               --
Intrastate revenues due to decreased minutes of use and decreased
   access rates in certain states                                                         (27,740)           (3,048)
Partial recovery of increased operating costs through
   revenue sharing arrangements with other telephone companies,
   increased recovery from state support funds and return on rate base                      9,756            16,252
Rate changes in certain jurisdictions                                                       5,600              (916)
Revision of prior year revenue settlement agreements                                        1,912           (16,876)
Other, net                                                                                  4,116             2,876
                                                                                      -----------       -----------
                                                                                      $    97,845           146,661
                                                                                      ===========       ===========

         In 2002 the Company incurred a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $27.7 million compared to 2001 primarily due to (i) a reduction in intrastate minutes (partially due to the displacement of minutes by wireless and instant messaging services) and (ii) decreased access rates in certain states. The Company believes such trend of decreased intrastate minutes will continue in 2003. Although the magnitude of such decrease cannot be precisely estimated, the Company believes such decrease will be less than that incurred in 2002.

         Other revenues. Other revenues include revenues related to (i) leasing, selling, installing, maintaining and repairing customer premise telecommunications equipment and wiring ("CPE services"), (ii) providing billing and collection services for long distance carriers and (iii) participating in the publication of local directories. Other revenues increased $17.0 million (12.1%) in 2002, of which $18.2 million was due to the properties acquired from Verizon in 2002. Other revenues increased $22.1 million in 2001, primarily due to a $20.5 million increase attributable to revenues contributed by the properties acquired from Verizon in 2000. The remainder of the increase in 2001 was due primarily to a $7.0 million increase in revenues from CPE services (primarily due to an increase in rates) which was partially offset by a $5.0 million decrease in billing and collection revenues.

         Operating expenses. Plant operations expenses during 2002 and 2001 increased $52.7 million (13.9%) and $90.4 million (31.2%), respectively. Of the $52.7 million increase in 2002, $58.4 million was attributable to the properties acquired from Verizon in 2002 and $13.8 million related to increases in salaries and benefits. Such increases were partially offset by a $16.4 million decrease in access expenses primarily as a result of changes in certain optional calling plans in Arkansas approved in late 2001 and a $3.0 million decrease in repairs and maintenance expense. Of the $90.4 million increase in 2001, $87.3 million was attributable to the properties acquired from Verizon in 2000. The remaining $3.1 million increase was primarily due to a $6.1 million increase in salaries and benefits, a $2.7 million increase in network operations expenses and a $2.6 million increase in digital subscriber line ("DSL") expenses. Such increases were substantially offset by a $9.9 million decrease in engineering expenses.

         Customer operations, corporate and other expenses increased $56.9 million (18.7%) in 2002 and $33.9 million (12.6%) in 2001. Of the $56.9 million increase in 2002, $47.2 million related to the Verizon acquisitions in 2002. The remaining increase of $9.7 million was due primarily to a $7.7 million increase in salaries and benefits, a $4.6 million increase in customer service expenses and a $3.9 million increase in the provision for doubtful accounts. Such increases were partially offset by a $5.0 million decrease in operating taxes and a $1.4 million decrease in expenses related to the provision of CPE services. The Company recorded a provision for uncollectible receivables for telecommunications carriers, primarily related to the bankruptcy of WorldCom, Inc., in the amount of $15.0 million during 2002. Such increase was partially offset by an $11.1 million reduction in the provision for uncollectible receivables for non-carrier customers. Of the $33.9 million increase in customer operations, corporate and other expenses in 2001, $42.5 million related to the Verizon properties acquired in 2000. The remaining $8.6 million decrease in 2001 was primarily due to a $4.3 million decrease in the provision for uncollectible receivables and a $3.1 million decrease in operating taxes.

         Depreciation and amortization decreased $1.4 million (0.4%) in 2002 and increased $80.4 million (25.3%) in 2001. Of the $1.4 million decrease in 2002, $58.0 million related to ceasing amortization of goodwill effective January 1, 2002 in accordance with the provisions of SFAS 142. Such decrease was substantially offset by $38.0 million of depreciation and amortization related to the properties acquired from Verizon in 2002 and a $21.8 million increase in depreciation expense due to higher levels of plant in service in incumbent markets. Of the $80.4 million increase in 2001, $65.2 million was attributable to the properties acquired from Verizon in 2000 (which included

$14.7 million of amortization of goodwill) and the remainder was primarily due to higher levels of plant in service in incumbent markets. The composite depreciation rate for the Company's regulated telephone properties was 6.9% for 2002, 6.8% for 2001 and 7.2% for 2000.

         Other. For additional information regarding certain matters that have impacted or may impact the Company's telephone operations, see "Regulation and Competition".

OTHER OPERATIONS

         Other operations includes the results of continuing operations of subsidiaries of the Company which are not included in the telephone segment including, but not limited to, the Company's non-regulated long distance operations, Internet operations, competitive local exchange carrier ("CLEC") operations, fiber network business and security monitoring operations. The operating revenues, expenses and income of the Company's other operations for 2002, 2001 and 2000 are summarized below.


Year ended December 31,                                     2002          2001         2000
------------------------------------------                ----------   ----------   ----------
                                                                 (Dollars in thousands)
Operating revenues
      Long distance                                       $  146,536      117,363      104,435
      Internet                                                58,665       39,057       23,491
      Other                                                   33,203       17,351       20,462
                                                          ----------   ----------   ----------
                                                             238,404      173,771      148,388
                                                          ----------   ----------   ----------
Operating expenses
      Cost of sales and operating expenses                   180,076      142,919      112,219
      Depreciation and amortization                           14,760        8,754        4,911
                                                          ----------   ----------   ----------
                                                             194,836      151,673      117,130
                                                          ----------   ----------   ----------
Operating income                                          $   43,568       22,098       31,258
                                                          ==========   ==========   ==========

         Long distance revenues increased $29.2 million (24.9%) and $12.9 million (12.4%) in 2002 and 2001, respectively. The $29.2 million increase in 2002 was primarily attributable to the growth in the number of customers and increased average minutes of use ($34.8 million), partially offset by a decrease in the average rate charged by the Company per minute of use ($5.8 million). The $12.9 million increase in 2001 was due primarily to the growth in the number of customers and increased minutes of use, primarily due to penetration of the markets acquired from Verizon in 2000. The number of long distance customers as of December 31, 2002, 2001, and 2000 was approximately 648,790, 465,870, and
363,300, respectively.

         Internet revenues increased $19.6 million (50.2%) in 2002 due to growth in the number of customers, primarily due to the expansion of the Company's DSL product offering. Internet revenues increased $15.6 million (66.3%) in 2001 primarily due to a $12.6 million increase due to growth in the number of customers (including growth in the Company's DSL product offering) and a $1.8 million increase due to Internet operations acquired in mid-2000.

         Other revenues increased $15.9 million in 2002, of which $15.1 million was due to increased revenues in the Company's CLEC business, primarily due to an acquisition of certain CLEC operations in the first quarter of 2002. Other revenues decreased $3.1 million in 2001 primarily due to the winding down of the Company's third party call center operations during 2000.

         Cost of sales and operating expenses increased $37.2 million (26.0%) in 2002 primarily due to (i) a $23.9 million increase in expenses associated with the Company's long distance operations (of which $13.4 million was due to increased payments to other carriers due to higher minutes of use partially offset by a decrease in the rate per minute of use; $5.3 million related to increased sales and marketing costs; $2.2 million was due to an increase in the provision for doubtful accounts; and $2.3 million was due to an increase in billing and collection costs); (ii) an $11.8 million increase in expenses associated with the Company's CLEC operations primarily due to the expansion of the business and operations acquired in the first quarter of 2002; and (iii) a $12.3 million increase associated with expanding the Company's Internet operations. Such increases were partially offset by a $7.4 million reduction in expenses primarily due to the increased intercompany profit with regulated affiliates (the recognition of which in accordance with regulatory accounting principles acts to offset operating expenses).

         Cost of sales and operating expenses increased $30.7 million (27.4%) in 2001 primarily due to (i) a $23.5 million increase in expenses related to the provision of Internet access primarily due to the expansion of the Company's DSL product offering, (ii) an increase of $9.3 million in expenses of the Company's long distance operations primarily due to an increase in the number of customers and an increase in marketing expenses, and (iii) an $8.3 million increase due to the expansion of the Company's CLEC business. Such increases were partially offset by a $6.5 million reduction in expenses due to the winding down of the Company's third party call center operations during 2000.

         Depreciation and amortization increased $6.0 million in 2002 and $3.8 million in 2001 primarily due to increased depreciation expense in the Company's CLEC, Internet and fiber network businesses.

         The Company incurred combined operating losses in 2002 and 2001 of $16.7 million and $16.5 million, respectively, in its CLEC and fiber network businesses, and expects to incur a combined operating loss ranging from $13 to $18 million in 2003 related to these operations.

         Certain of the Company's service subsidiaries provide managerial, operational, technical, accounting and administrative services, along with materials and supplies, to the Company's telephone subsidiaries. In accordance with regulatory accounting, intercompany profit on transactions with regulated affiliates has not been eliminated in connection with consolidating the results of operations of the Company. When the regulated operations of the Company no longer qualify for the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), such intercompany profit will be eliminated in subsequent financial statements, the primary result of which will be a decrease in operating expenses applicable to the Company's telephone operations and an increase in operating expenses applicable to the Company's other operations. The amount of intercompany profit with regulated affiliates which was not eliminated was approximately $29.5 million, $22.0 million and $17.1 million in 2002, 2001 and 2000, respectively. For additional information applicable to SFAS 71, see "Regulation and Competition -- Other Matters."

NONRECURRING GAINS AND LOSSES, NET

         In 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

         In 2001, the Company's net favorable nonrecurring pre-tax gains were $33.0 million. The Company recorded a pre-tax gain on the sale of its remaining shares of Illuminet Holdings, Inc. ("Illuminet") common stock aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share) and a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

         Certain other nonrecurring items for the three-year period ended December 31, 2002 are reflected in other line items of the Company's consolidated financial statements. See "Results of Operations - Overview".

INTEREST EXPENSE

         Interest expense decreased $3.7 million in 2002 compared to 2001 due to a decrease in average debt outstanding and decreased rates.

         Interest expense increased $42.2 million in 2001 compared to 2000 primarily due to an increase in interest expense related to outstanding indebtedness incurred to acquire the Verizon operations.

OTHER INCOME AND EXPENSE

         Other expense was $63.8 million in 2002 compared to other income of $32,000 in 2001. Such decrease was primarily due to a $59.9 million pre-tax charge related to the Company's payment of premium in connection with redeeming its Series I remarketable notes, net of unamortized premium.

         Other income decreased $4.9 million in 2001 compared to 2000 primarily due to $6.0 million of costs incurred in 2001 associated with responding to an unsolicited takeover proposal; a $1.7 million increase in minority interest expense due primarily to increased profitability of certain of the Company's majority-owned affiliates; and to other expense increases. These 2001 expense increases were partially offset by a favorable comparison to expenses in 2000, when the Company recorded a $7.9 million charge related to the settlement of certain interest rate hedge contracts entered into in connection with financing the 2000 Verizon acquisitions.

INCOME TAX EXPENSE

         The Company's effective income tax rate (from continuing operations) was 35.3%, 38.1% and 40.2% in 2002, 2001 and 2000, respectively. The decrease in the effective tax rate in 2002 compared to 2001 is primarily attributable to the effect of ceasing amortization of goodwill (some of which was nondeductible for tax purposes) effective January 1, 2002 in accordance with the provisions of SFAS 142.

DISCONTINUED OPERATIONS

         On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations for 2002 have been reflected as discontinued operations in the Company's consolidated financial statements. The results of operations for 2001 and 2000 have been restated to conform to the 2002 presentation. The following table summarizes certain information concerning the Company's wireless operations for the periods presented.

Year ended December 31,                                                2002           2001            2000
-----------------------------------------------------------------   -----------    -----------    -----------
                                                                            (Dollars in thousands)
Operating revenues                                                  $   246,705        437,965        443,569
Operating expenses, exclusive of corporate overhead costs
      of $11.3 million, $20.2 million and $21.4 million                (175,447)      (305,351)      (304,293)
Income from unconsolidated cellular entities                             31,350         27,460         26,986
Minority interest expense                                                (8,569)       (11,510)       (11,598)
Gain on sale of discontinued operations                                 803,905             --             --
Nonrecurring gains                                                           --        166,928         20,593
Other income                                                                188          4,707          3,157
Income tax expense                                                     (286,427)      (121,314)       (71,169)
                                                                    -----------    -----------    -----------
Income from discontinued operations, net of tax                     $   611,705        198,885        107,245
                                                                    ===========    ===========    ===========

         Included in operating expenses for 2002 is a $30.5 million charge associated with a write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development. Depreciation and amortization of long-lived assets and amortizable intangibles related to the Company's wireless operations ceased effective March 19, 2002, the date of the Company's definitive sales agreement with Alltel. Such cessation of depreciation and amortization had the effect of reducing depreciation and amortization expense approximately $20 million in 2002 and thereby contributing approximately $.08 to the Company's diluted earnings per share for 2002.

         The Company recorded an $803.9 million pre-tax gain on the sale of substantially all of its wireless business in the third quarter of 2002.

         Nonrecurring gains for 2001 relate to the sale of 30 PCS licenses to Leap Wireless International, Inc. Nonrecurring gains for 2000 relate to the sale of the Company's remaining Alaska cellular operations and its minority interest in one other market.

         For further information, see Notes 3 and 13 to the Company's consolidated financial statements appearing elsewhere in this report.

ACQUISITIONS AND RELATED FINANCING ARRANGEMENTS

         Verizon 2002 Acquisitions. On July 1, 2002, the Company completed the acquisition of approximately 300,000 telephone access lines in the state of Alabama from Verizon for approximately $1.022 billion cash. On August 31, 2002, the Company completed the acquisition of approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current stock price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. These facilities replaced credit facilities that matured during the third quarter of 2002.

         In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures

(which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share).

         The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the $1.59 billion cash proceeds received from the sale of substantially all of the Company's wireless operations and utilization of its credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002, and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

         Verizon 2000 Acquisitions. On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon in four separate transactions for approximately $1.5 billion in cash. Under these transactions:

o On July 31, 2000, the Company purchased approximately 231,000 telephone access lines and related local exchange assets comprising 106 exchanges throughout Arkansas for approximately $842 million in cash.

o On July 31, 2000, Spectra Communications Group, LLC ("Spectra") purchased approximately 127,000 telephone access lines and related local exchange assets comprising 107 exchanges throughout Missouri for approximately $297 million cash. The Company currently owns 75.7% of Spectra, which was organized to acquire and operate these Missouri properties. At closing, the Company made a preferred equity investment in Spectra of approximately $55 million (which represented a 57.1% interest) and financed substantially all of the remainder of the purchase price. In the first quarter of 2001, the Company purchased an additional 18.6% interest in Spectra for $47.1 million.

o On September 29, 2000, the Company purchased approximately 70,500 telephone access lines and related local exchange assets comprising 42 exchanges throughout Wisconsin for approximately $197 million in cash.

o On September 29, 2000, Telephone USA of Wisconsin, LLC ("TelUSA") purchased approximately 62,900 telephone access lines and related local exchange assets comprising 35 exchanges throughout Wisconsin for approximately $172 million in cash. The Company owns 89% of TelUSA, which was organized to acquire and own these Wisconsin properties. At closing, the Company made an equity investment in TelUSA of approximately $37.8 million and financed substantially all of the remainder of the purchase price.

         To finance these acquisitions on a short-term basis, the Company borrowed $1.157 billion on a floating-rate basis under its $1.5 billion credit facility with Bank of America, N.A. and Citibank, N.A. and borrowed $300 million on a floating-rate basis under its 1997 credit facility with Bank of America, N.A.

         On October 19, 2000, the Company issued $500 million of 8.375% Senior Notes, Series H, due 2010, and $400 million of 7.75% Remarketable Senior Notes, Series I, due 2012 (with a remarketing date of October 15, 2002). The net proceeds of approximately $908 million (excluding the Company's payments of approximately $12.3 million associated with related interest rate hedging) were used to repay a portion of the $1.457 billion of aggregate indebtedness the Company incurred under its credit facilities in connection with the Verizon acquisitions.

ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and SFAS 142. SFAS 141 requires all business combinations consummated after June 30, 2001 to be accounted for under the purchase method of accounting; the pooling of interests method is no longer permitted. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 requires goodwill recorded in a business combination to be reviewed for impairment at least annually and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Effective January 1, 2002, systematic amortization of goodwill is no longer permitted. The Company adopted SFAS 142 effective January 1, 2002.

         In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted the provisions of SFAS 144 on January 1, 2002. The Company's wireless operations have been reflected as discontinued operations for 2002 in accordance with the provisions of SFAS 144. Results of operations for 2001 and 2000 have been restated to conform to this presentation. The adoption of the impairment portion of SFAS 144 did not have a material effect on the results of operations of the Company.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143, effective beginning January 1, 2003, addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset.

         Although the Company generally has had no legal obligation to remove assets, depreciation rates of certain assets established by regulatory authorities for the Company's telephone operations subject to SFAS 71 have historically included a component for removal costs in excess of the related estimated salvage value. SFAS 71 requires the Company to not remove this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. For the Company's telephone operations not subject to SFAS 71 (the properties acquired from Verizon in 2002) and its other operations, the Company has not accrued a liability for anticipated removal costs in the past and will continue to expense the costs of removal as incurred since there is no legal obligation to remove assets. The Company does not expect the adoption of SFAS 143 to have a material effect on its financial statements.

         In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation" ("SFAS 148"). SFAS 148, effective for fiscal years ending after December 15, 2002, amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company has elected to account for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS 123.

CRITICAL ACCOUNTING POLICIES

         The Company's financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and judgments including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) purchase price allocation, (iv) pension and postretirement benefits and (v) long-lived assets. Actual results may differ from these estimates. The Company believes the following critical accounting policies involve a higher degree of judgment or complexity.

         Revenue recognition. Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Under such sharing arrangements, which are typically administered by quasi-governmental agencies, participating telephone companies contribute toll revenue or access charges within state jurisdictions and access charges in the interstate market. These revenues are pooled by the administrative agencies and used to reimburse exchange carriers for their costs. Typically, participating companies have 24 months to update or correct data previously submitted. As a result, revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. Historically, revisions of previous revenue estimates have not been material.

         Allowance for doubtful accounts. In evaluating the collectibility of its accounts receivable, the Company assesses a number of factors, including a specific customer's or carrier's ability to meet its financial obligations to the Company, the length of time the receivable has been past due and historical collection experience. Based on these assessments, the Company records both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount the Company ultimately expects to collect from customers and carriers. If circumstances change or economic conditions worsen such that the Company's past collection experience is no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced from the levels reflected in the accompanying consolidated balance sheet.

         Purchase price allocation. For the properties acquired from Verizon in 2002, the Company allocated the aggregate purchase price to the assets acquired and liabilities assumed based on fair value at the date of acquisition. The fair value of property, plant and equipment and identifiable intangible assets was determined by an independent appraisal of such assets. The fair value of the postretirement benefit obligation was determined through actuarial valuations. The fair value of current assets and current liabilities was assumed to approximate the recorded value at acquisition due to their short maturity. The remaining unallocated acquisition cost was considered goodwill.

         Pension and postretirement benefits. The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining the Company's pension and postretirement expense is the expected long-term rate of return on plan assets. For 2002, such expected return was assumed to range between 8-10%, with 10% being used on the plans with the greatest amount of assets. For the past several years, our actual return on plan assets has been significantly lower than the 8-10% range. For 2003, the Company lowered its expected long-term rate of return on plan assets to range from 8-8.25%, reflecting the expected moderation of long-term rates of return in the financial markets.

         Another assumption used in the determination of the Company's pension and postretirement benefit plan obligations is the appropriate discount rate, which is generally based on the yield on high-quality corporate bonds. The Company lowered its assumed discount rate to 6.75% at December 31, 2002 from 7.00% at December 31, 2001. Changes in the discount rate do not have a material impact on the Company's results of operations.

         See "Pension and Medical Costs" for additional information.

         Long-lived assets. Effective January 1, 2002, the Company was subject to test for impairment of long-lived assets under two new accounting standards, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), and SFAS 144.

         SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using techniques such as multiples of earnings. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. The Company completed the initial transitional goodwill impairment test (as of January 1, 2002) as well as the required annual test (as of September 30, 2002) of SFAS 142 and has determined its goodwill is not impaired. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years. The Company's amortization of goodwill for the years ended December 31, 2001 and 2000 totaled approximately $69.2 million and $60.1 million, respectively.

         Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.

         For additional information on the Company's critical accounting policies, see "Accounting Pronouncements" and "Regulation and Competition - Other Matters", and the footnotes to the Company's consolidated financial statements.

INFLATION

           The effects of increased costs historically have been mitigated by the Company's ability to recover certain costs applicable to its regulated telephone operations through the rate-making process. While the rate-making process does not permit the Company to immediately recover the costs of replacing its physical plant, the Company has historically been able to recapture these costs over time. Possible future regulatory changes may alter the Company's ability to recover increased costs in its regulated operations. For the properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes are limited to the rate of inflation, minus a productivity offset. For additional information regarding the current regulatory environment, see "Regulation and Competition." As operating expenses in the Company's nonregulated lines of business increase as a result of inflation, the Company, to the extent permitted by competition, attempts to recover the costs by increasing prices for its services and equipment.

MARKET RISK

         The Company is exposed to market risk from changes in interest rates on its long-term debt obligations. The Company has estimated its market risk using sensitivity analysis. With respect to the Company's fixed-rate debt obligations, market risk is defined as the potential change in the fair value of the obligation due to a hypothetical adverse change in interest rates. Fair value on long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

         At December 31, 2002, the fair value of the Company's long-term debt was estimated to be $3.9 billion based on the overall weighted average rate of the Company's long-term debt of 6.0% and an overall weighted maturity of 11 years compared to terms and rates currently available in long-term financing markets. With respect to the Company's fixed-rate long-term debt obligations, market risk is estimated as the potential decrease in fair value of the Company's fixed rate long-term debt resulting from a hypothetical increase of 60 basis points in interest rates (ten percent of the Company's overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $149.4 million decrease in fair value of the Company's long-term debt. As of December 31, 2002, after giving effect to interest rate swaps currently in place, approximately 86% of the Company's long-term debt obligations were fixed rate.

         The Company seeks to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, the Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

         At December 31, 2002, the Company had outstanding a fair value interest rate hedge associated with $500 million aggregate principal amount of its Series H senior notes, due 2010, that pays interest at a fixed rate of 8.375%. This hedge is a "fixed to variable" interest rate swap that effectively converts the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates equal to the six-month London InterBank Offered Rate ("LIBOR") plus 3.59% with settlement and rate reset dates occurring each six months through the expiration of the hedge in October 2010. At December 31, 2002, the Company realized a rate under this hedge of 4.96%. Interest expense was reduced by $7.8 million in 2002 as a result of this hedge. The fair market value of this hedge was $22.2 million at December 31, 2002 and is reflected as an asset and as an adjustment to the underlying debt on the December 31, 2002 balance sheet. With respect to this hedge, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $14.5 million decrease in the fair value of this hedge.

         At December 31, 2002, the Company also had outstanding a cash flow hedge associated with $400 million of borrowings under its $800 million credit facilities. Such hedge expires in October 2003. This hedge is designed to swap the Company's future obligation to pay variable rate interest based on LIBOR into obligations that lock-in a fixed rate of 2.49%. The fair value of this hedge was $1.3 million at December 31, 2002 and is reflected as a liability and Accumulated Other Comprehensive Loss (net of tax) on the December 31, 2002 balance sheet. A hypothetical 10% increase in the forward rates would result in a $622,000 decrease in the fair value (liability) of this hedge.

DEVELOPMENT OF BILLING SYSTEM

         The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and aggregated $139.5 million at December 31, 2002. A portion of these billing system costs related to the wireless business ($30.5 million) was written off as a component of discontinued operations in the third quarter of 2002 as a result of the sale of substantially all of the Company's wireless operations on August 1, 2002. See
Note 4 to the Company's consolidated financial statements appearing elsewhere in this report. Excluding this write-off, the Company's aggregate billing system costs are expected to approximate $180 million upon completion and are expected to be amortized over a twenty-year period. The Company expects to begin amortization of the billing system in 2003 as customer groups are migrated to this new system. In addition, the Company expects to incur duplicative system costs in 2003 until such time as all customers are migrated to the new system. Such amortization and duplicative system costs are expected to reduce diluted earnings per share by $.04 for 2003.

         The system remains in the development stage and has required substantially more time and money to develop than originally anticipated. Although the Company expects to complete all phases of the system in early 2004, there is no assurance that this deadline (or the Company's budget) will be met or that the system will function as anticipated. If the system does not function as anticipated, the Company may have to write off part or all of its remaining costs.

PENSION AND MEDICAL COSTS

         The decline in equity markets in recent years, coupled with record low interest rates and rising medical costs, have increased the Company's employee benefits expenses, including defined benefit pension expenses and pre- and post-retirement medical expenses. The Company expects these conditions will result in higher pension and pre- and post-retirement medical expenses in 2003. Based on the Company's current estimates, such costs are expected to increase between $15 - 25 million in 2003 compared to 2002 amounts. As a result of continued increases in medical costs, the Company discontinued its practice of subsidizing post-retirement medical benefits for persons hired after January 1, 2003.

OTHER

         In connection with the acquisitions of telephone properties from Verizon in 2002, the Company had an independent appraisal performed to determine the fair value of the property, plant and equipment acquired from Verizon. Such appraisal was not completed until March 2003; therefore, the Company's December 31, 2002 balances of property, plant and equipment and goodwill, as presented in the Company's fourth quarter 2002 earnings news release contained in a Current Report on Form 8-K filed January 31, 2003, differ from those presented elsewhere herein. As a result of the appraisal, property, plant and equipment was increased by $202.6 million and goodwill was decreased by a like amount. Depreciation expense calculated based on the appraised values of property, plant and equipment is not materially different from that previously presented in the above-described Form 8-K and therefore has not been changed.

                         LIQUIDITY AND CAPITAL RESOURCES

         Excluding cash used for acquisitions, the Company relies on cash provided by operations to provide for its cash needs. The Company's operations have historically provided a stable source of cash flow which has helped the Company continue its long-term program of capital improvements.

         Operating activities. Net cash provided by operating activities from continuing operations was $795.4 million, $575.5 million and $438.2 million in 2002, 2001 and 2000, respectively. The Company's accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to the continuing and discontinued operations of the Company, see Results of Operations.

         Investing activities. Net cash used in investing activities from continuing operations was $2.629 billion, $420.9 million and $1.914 billion in 2002, 2001 and 2000, respectively. Cash used for acquisitions was $2.245 billion in 2002 (substantially all of which relates to the 2002 Verizon acquisitions), $47.1 million in 2001 and $1.536 billion in 2000 (substantially all of which relates to the 2000 Verizon acquisitions). Proceeds from the sales of assets were $4.1 million in 2002 (excluding the Company's 2002 wireless divestiture) and $58.2 million in 2001. Capital expenditures from continuing operations for 2002 were $319.5 million for telephone operations and $66.7 million for other operations. Capital expenditures from continuing operations during 2001 and 2000 were $435.5 million and $391.1 million, respectively.

         Financing activities. Net cash provided by (used in) financing activities from continuing operations was $506.3 million in 2002, ($395.4) million in 2001 and $1.314 billion in 2000. Proceeds from the issuance of debt, net of debt payments, were $531.4 million during 2002, compared to net payments of debt of $375.6 million during 2001. Net proceeds from the issuance of debt was $1.340 billion during 2000 primarily due to an increase in borrowings due to the purchase of assets from Verizon.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each stock purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 in exchange for $25, subject to certain adjustments and exceptions. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%). For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. These facilities replaced credit facilities that matured during the third quarter of 2002.

         In the third quarter of 2002, the Company issued $500 million of senior notes due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017 at par plus any accrued and unpaid interest to the purchase date. For additional information, see Note 6 to the Company's consolidated financial statements appearing elsewhere in this report.

         On August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain other purchasers for an aggregate of approximately $1.59 billion cash.

         The Company used proceeds from the sale of equity units, senior notes and convertible senior debentures, along with the proceeds received from the sale of the Company's wireless operations and utilization of its $800 million credit facilities, to finance the third quarter 2002 acquisitions of telephone properties in Alabama and Missouri from Verizon which aggregated $2.201 billion, the redemption of $400 million principal amount in remarketable debt securities (plus an associated $71.1 million premium payment) in October 2002 and the Company's fourth quarter 2002 estimated tax payment, which aggregated $290 million and included the obligation to pay taxes associated with the sale of substantially all of its wireless operations.

         In second quarter 2001, the Company completed the sale of 30 PCS operating licenses for an aggregate of $195 million to Leap. The Company received approximately $108 million of the purchase price in cash at closing and the remainder was collected in installments through the fourth quarter of 2001. Such proceeds, and the proceeds from the Company's above-described divestiture of its wireless operations in 2002, are included as net cash provided by discontinued operations on the statements of cash flows appearing elsewhere in this report. In third quarter 2001, the Company sold its remaining shares of its investment in Illuminet common stock for an aggregate of approximately $58.2 million. Proceeds from these sales were used to repay indebtedness.

         Other. Budgeted capital expenditures for 2003 total $370 million for telephone operations and $30 million for other operations. The Company anticipates that capital expenditures in its telephone operations will continue to include the upgrading of its plant and equipment, including its digital switches, to provide enhanced services, particularly in its newly acquired markets, and the installation of fiber optic cable.

         The Company continually evaluates the possibility of acquiring additional telecommunications operations and expects to continue its long-term strategy of pursuing the acquisition of attractive communications properties in exchange for cash, securities or both. At any given time, the Company may be engaged in discussions or negotiations regarding additional acquisitions. The Company generally does not announce its acquisitions until it has entered into a preliminary or definitive agreement. Over the past few years, the amount and size of communications properties available to be purchased by the Company has increased substantially. The Company may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on the Company's financial condition or operations. Approximately 4.1 million shares of CenturyTel common stock and 200,000 shares of CenturyTel preferred stock remain available for future issuance in connection with acquisitions under CenturyTel's acquisition shelf registration statement.

         The following table contains certain information concerning the Company's material contractual obligations as of December 31, 2002.


                                                            Payments due by period
-----------------------------------------------------------------------------------------------------------------------------
Total contractual                                      Less than                                                   After
   obligations                          Total            1 year           1-3 years         4-5 years             5 years
--------------------------------   ---------------   ---------------   ---------------   ---------------      ---------------
                                                            (Dollars in thousands)
Long-term debt,
   including current
   maturities and
   capital lease
   obligations                     $     3,648,869            70,737           702,188           635,619(1)         2,240,325(2)

(1) Includes $500 million aggregate principal amount of the Company's senior notes, Series J, due 2007, which the Company is committed to remarket in 2005.

(2) Includes $165 million aggregate principal amount of the Company's convertible debentures, Series K, due 2032, which can be put to the Company at various dates beginning in 2006.

         As of December 31, 2002, the Company had available $415.0 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank. In addition, in October 2000 the Company implemented a commercial paper program that authorizes the Company to have outstanding up to $1.5 billion in commercial paper at any one time. As of December 31, 2002, the Company had no commercial paper outstanding under such program. The Company also has access to debt and equity capital markets, including its shelf registration statements.

         Moody's Investors Service ("Moody's") rates CenturyTel's long-term debt Baa2 (with a stable outlook) and Standard & Poor's ("S&P") rates CenturyTel's long-term debt BBB+ (with a stable outlook). The Company's commercial paper program is rated P2 by Moody's and A2 by S&P.

         The following table reflects the Company's debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31:

                                                                            2002           2001          2000
                                                                         -----------    -----------   -----------
Debt to total capitalization                                                    54.2%          57.0          63.1
Ratio of earnings from continuing operations to fixed charges
  and preferred stock dividends                                                 2.30           2.00          2.07


                           REGULATION AND COMPETITION

         The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.

         Events affecting the communications industry. In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which obligates LECs to permit competitors to interconnect their facilities to the LEC's network and to take various other steps that are designed to promote competition. The 1996 Act provides certain exemptions for rural LECs such as those operated by the Company. Under the 1996 Act's rural telephone company exemption, approximately 50% of the Company's telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.

         On February 20, 2003, the FCC revised its rules outlining the obligations of incumbent LECs to lease elements of their networks on an unbundled basis to competitors. The new framework eliminates the prior obligation of incumbent LECs to lease their high-speed data lines to competitors. Incumbent LECs will remain obligated to offer other telecommunications services to resellers at wholesale rates. This new rule also provides for a significant role of state regulatory commissions in implementing these new guidelines and establishing wholesale service rates.

         Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes have led to the continued growth of various companies providing services that compete with LECs' services. Wireless services entities also increasingly constitute a significant source of competition with LECs.

         As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies. The FCC adopted an interim mechanism for a five-year period, effective July 1, 2001, based on embedded, or historical, costs that will provide predictable levels of support to rural local exchange carriers, including substantially all of the Company's local exchange carriers. During 2002 the Company's interstate revenues from the federal universal service fund totaled approximately $192.4 million (which includes $9.9 million from the Verizon properties acquired in 2002). During 2001 and 2000, such revenues totaled $168.7 million and $146.4 million, respectively. Increasingly, wireless carriers have sought and received payments from the Universal Service Fund, which the Company believes is currently enhancing their ability to compete with wireline services and, in the long term, could adversely impact the amount of funding available for LECs.

         On October 11, 2001, the FCC modified its interstate access charge rules and universal service support system for rate of return local exchange carriers, which includes the Company's local exchange carriers (excluding the properties acquired from Verizon in 2002). This order, among other things, (i) increased the caps on the subscriber line charges ("SLC") to the levels paid by most subscribers nationwide; (ii) allowed limited SLC deaveraging, which is expected to enhance the competitiveness of rate of return carriers by giving them pricing flexibility; (iii) lowered per minute rates collected for federal access charges, which might increase competition with CenturyTel's long distance operations to the extent other carriers seek to take advantage of this change;
(iv) created a new explicit universal service support mechanism that will replace other implicit support mechanisms in a manner designed to ensure that rate structure changes do not affect the overall recovery of interstate access costs by rate of return carriers serving high cost areas and (v) terminated the FCC's proceeding on the represcription of the authorized rate of return for rate of return LECs, which will remain at 11.25%. The effect of this order on the Company was revenue neutral for interstate purposes; however, intrastate revenues were adversely effected in Arkansas and Ohio as the intrastate access rates in these states mirror the interstate access rates.

         Recent events affecting the Company. During the last few years, several states in which the Company has substantial operations took legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in the Company's service areas has increased in recent years, especially in the markets acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.

         State alternative regulation plans recently adopted by certain of the Company's LECs have also affected revenue growth recently.

         Certain long distance carriers continue to request that the Company reduce intrastate access tariffed rates for certain of its LECs. In addition, the Company has recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless services. In 2002 the Company incurred a reduction in its intrastate revenues (exclusive of the properties acquired from Verizon in 2002) of approximately $27.7 million compared to 2001 primarily due to these factors. The Company believes such trend of decreased intrastate minutes will continue in 2003. Although the magnitude of such decrease cannot be precisely estimated, the Company believes such decrease will be less than that incurred in 2002.

         In August 2001, the Company was awarded an interim access rate increase by the Wisconsin Public Service Commission ("WPSC") for the former Verizon properties in Wisconsin in an amount of approximately $7.9 million annually. In October 2002, the Company was awarded a permanent rate increase which will result in an additional $8 to $10 million annually above the $7.9 million awarded on an interim basis.

         On August 29, 2002, the Wisconsin Court of Appeals upheld a ruling upon appeal that ordered the Company to refund intrastate access charges collected from interexchange carriers from December 1998 through December 2000 on the Wisconsin properties acquired from Ameritech in December 1998. As a result of this ruling, the Company recorded a one-time charge of $7.6 million ($.03 per share) related to this refund in the third quarter of 2002. On October 31, 2001, the WPSC approved a permanent rate increase of $8.3 million annually for these properties. This increase was partially offset by a one-time reduction in revenue of approximately $300,000 arising out of the WPSC's order to refund a portion of the previously approved interim rates.

         In August 2001, the Arkansas Public Utility Commission ("APUC") approved tariff amendments that limited the number of minutes included for a flat rate in certain optional calling plans in certain of the markets acquired from Verizon in 2000. These revisions resulted in reductions of the Company's operating expenses of approximately $17.5 million during 2002 compared to 2001.

         On March 13, 2002, the Arkansas Court of Appeals vacated two orders issued by the Arkansas Public Service Commission ("APSC") in connection with the Company's acquisition of its Arkansas LECs from Verizon in July 2000, and remanded the case back to the APSC for further hearings. The Court took these actions in response to challenges to the rates the Company has charged other LECs for intrastate switched access service. On December 20, 2002, the APSC approved the access rates established by the Company at the time of acquisition. On January 29, 2003, AT&T filed with the APSC a petition for rehearing related to this ruling.

         In January 2003, the Louisiana Public Service Commission directed its staff to review the feasibility of converting the $42 million Louisiana Local Optional Service Fund ("LOS Fund") into a state universal service fund. A recommendation by the Commission staff is expected by the end of 2003. Currently, the LOS Fund is funded primarily by BellSouth, which proposes to expand the base of contributors into the LOS Fund. The Company currently receives approximately $21 million from the LOS Fund each year. There can be no assurance that this funding will remain at current levels.

         Competition to provide traditional telephone services has thus far affected large urban areas to a greater extent than rural, suburban and small urban areas such as those in which the Company's telephone operations are located. Although the Company does not believe that the increased competition it has thus far experienced is likely to materially affect it in the near term, the Company anticipates that regulatory changes and competitive pressures may result in future revenue reductions. The Company expects its internal telephone revenues (exclusive of the properties acquired from Verizon in 2002) to decline in 2003 primarily due to continued access line loss and reduced intrastate revenues; however, the Company expects its internal consolidated revenues to increase in 2003 primarily due to expected increased demand for its long distance, DSL and other product offerings.

         Other matters. The Company's regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Actions by regulators can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the near future.

         Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by nonregulated enterprises. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.

         The Company's consolidated balance sheet as of December 31, 2002 included regulatory assets of approximately $3.2 million (primarily related to deferred financing costs, regulatory proceedings and income taxes) and regulatory liabilities of approximately $1.7 million (related to income taxes). Net deferred income tax liabilities related to the regulatory assets and liabilities quantified above were $1.1 million.

         When the Company's regulated operations no longer qualify for the application of SFAS 71, the Company does not expect to record any impairment charge related to the carrying value of the property, plant and equipment of its regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, the Company would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect such revisions in asset lives to have a material impact on the Company's results of operations. For regulatory purposes, the accounting and reporting of the Company's telephone subsidiaries will not be affected by the discontinued application of SFAS 71.

         The Company has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2002 have not been material, and the Company currently has no reason to believe that such costs will become material.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The Company is exposed to market risk from changes in interest rates on its long-term debt obligations. The Company has estimated its market risk using sensitivity analysis. With respect to the Company's fixed-rate debt obligations, market risk is defined as the potential change in the fair value of the obligation due to a hypothetical adverse change in interest rates. Fair value on long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

         At December 31, 2002, the fair value of the Company's long-term debt was estimated to be $3.9 billion based on the overall weighted average rate of the Company's long-term debt of 6.0% and an overall weighted maturity of 11 years compared to terms and rates currently available in long-term financing markets. Market risk is estimated as the potential decrease in fair value of the Company's fixed rate long-term debt resulting from a hypothetical increase of 60 basis points in interest rates (ten percent of the Company's overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $149.4 million decrease in fair value of the Company's long-term debt. As of December 31, 2002, after giving effect to interest rate swaps currently in place, approximately 86% of the Company's long-term debt obligations were fixed rate.

         The Company seeks to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, the Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

         At December 31, 2002, the Company had outstanding a fair value interest rate hedge associated with $500 million aggregate principal amount of its Series H senior notes, due 2010, that pay interest at a fixed rate of 8.375%. This hedge is a "fixed to variable" interest rate swap that effectively converts the Company's fixed rate interest payment obligations under these notes into obligations to pay variable rates equal to the six-month London InterBank Offered Rate ("LIBOR") plus 3.59% with settlement and rate reset dates occurring each six months through the expiration of the hedge in October 2010. At December 31, 2002, the Company realized a rate under this hedge of 4.96%. Interest expense was reduced by $7.8 million in 2002 as a result of this hedge. The fair market value of this hedge was $22.2 million at December 31, 2002 and is reflected as an asset and as an adjustment to the underlying debt on the December 31, 2002 balance sheet. With respect to this hedge, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $14.5 million decrease in the fair value of this hedge.

         At December 31, 2002, the Company also had outstanding a cash flow hedge associated with $400 million of borrowings incurred in the fourth quarter of 2002 under its $800 million credit facilities. Such hedge expires in October 2003. This hedge is designed to swap the Company's future obligation to pay variable rate interest based on LIBOR into obligations that lock-in a fixed rate of 2.49%. The fair value of this hedge was $1.3 million at December 31, 2002 and is reflected as a liability and Accumulated Other Comprehensive Loss (net of tax) on the December 31, 2002 balance sheet. A hypothetical 10% increase in the forward rates would result in a $622,000 decrease in the fair value (liability) of this hedge.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                              REPORT OF MANAGEMENT

The Shareholders
CenturyTel, Inc.:

         Management has prepared and is responsible for the Company's consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates with consideration given to materiality.

         The Company maintains internal control systems and related policies and procedures designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that the transactions are in accordance with management's authorization. The design, monitoring and revision of the systems of internal control involve, among other things, our judgment with respect to the relative cost and expected benefits of specific control measures. Additionally, the Company maintains an internal auditing function which independently evaluates the effectiveness of internal controls, policies and procedures and formally reports on the adequacy and effectiveness thereof.

         The Company's consolidated financial statements have been audited by KPMG LLP, independent certified public accountants, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company's internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

         The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees of the Company. The Committee meets periodically with the independent certified public accountants, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the independent and internal auditors have free access to the Committee.



/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CenturyTel, Inc.:

         We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.


/s/ KPMG LLP
KPMG LLP
Shreveport, Louisiana
January 29, 2003

                                CENTURYTEL, INC.
                        Consolidated Statements of Income

                                                                             Year ended December 31,
                                                               -----------------------------------------------------
                                                                     2002              2001                 2000
                                                               ---------------    ---------------    ---------------
                                                                        (Dollars, except per share amounts,
                                                                              and shares in thousands)
OPERATING REVENUES
      Telephone                                                $     1,733,592          1,505,733          1,253,969
      Other                                                            238,404            173,771            148,388
                                                               ---------------    ---------------    ---------------
            Total operating revenues                                 1,971,996          1,679,504          1,402,357
                                                               ---------------    ---------------    ---------------
OPERATING EXPENSES
      Cost of sales and operating expenses (exclusive of
       depreciation and amortization)                                  973,689            826,948            671,992
      Corporate overhead costs allocable to
        discontinued operations                                         11,275             20,213             21,411
      Depreciation and amortization                                    411,626            407,038            322,817
                                                               ---------------    ---------------    ---------------
            Total operating expenses                                 1,396,590          1,254,199          1,016,220
                                                               ---------------    ---------------    ---------------
OPERATING INCOME                                                       575,406            425,305            386,137
                                                               ---------------    ---------------    ---------------
OTHER INCOME (EXPENSE)
      Nonrecurring gains and losses, net                                 3,709             33,043                 --
      Interest expense                                                (221,845)          (225,523)          (183,302)
      Other income and expense                                         (63,814)                32              4,936
                                                               ---------------    ---------------    ---------------
            Total other income (expense)                              (281,950)          (192,448)          (178,366)
                                                               ---------------    ---------------    ---------------
INCOME FROM CONTINUING OPERATIONS
      BEFORE INCOME TAX EXPENSE                                        293,456            232,857            207,771
Income tax expense                                                     103,537             88,711             83,542
                                                               ---------------    ---------------    ---------------
INCOME FROM CONTINUING OPERATIONS                                      189,919            144,146            124,229
DISCONTINUED OPERATIONS

      Income from discontinued operations, net of
            $286,427, $121,314, and $71,169 tax                        611,705            198,885            107,245
                                                               ---------------    ---------------    ---------------

NET INCOME                                                     $       801,624            343,031            231,474
                                                               ===============    ===============    ===============
NET INCOME, AS ADJUSTED FOR GOODWILL
      AMORTIZATION                                             $       801,624            399,297            278,029
                                                               ===============    ===============    ===============


See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                        Consolidated Statements of Income
                                   (Continued)

                                                                          Year ended December 31,
                                                               ---------------------------------------------
                                                                   2002           2001             2000
                                                               -------------   -------------   -------------
                                                                      (Dollars, except per share amounts,
                                                                            and shares in thousands)
BASIC EARNINGS PER SHARE
      From continuing operations                               $        1.34            1.02             .88
      From continuing operations, as adjusted for
         goodwill amortization                                 $        1.34            1.35            1.15
      From discontinued operations                             $        4.32            1.41             .77
      From discontinued operations, as adjusted for
         goodwill amortization                                 $        4.32            1.48             .84
      Basic earnings per share                                 $        5.66            2.43            1.65
      Basic earnings per share, as adjusted for
         goodwill amortization                                 $        5.66            2.83            1.98

DILUTED EARNINGS PER SHARE
      From continuing operations                               $        1.33            1.01             .88
      From continuing operations, as adjusted for
         goodwill amortization                                 $        1.33            1.34            1.13
      From discontinued operations                             $        4.28            1.40             .76
      From discontinued operations, as adjusted for
         goodwill amortization                                 $        4.28            1.47             .83
      Diluted earnings per share                               $        5.61            2.41            1.63
      Diluted earnings per share, as adjusted for
         goodwill amortization                                 $        5.61            2.81            1.96

DIVIDENDS PER COMMON SHARE                                     $         .21             .20             .19
                                                               =============   =============   =============

AVERAGE BASIC SHARES OUTSTANDING                                     141,613         140,743         140,069
                                                               =============   =============   =============

AVERAGE DILUTED SHARES OUTSTANDING                                   142,879         142,307         141,864
                                                               =============   =============   =============



See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                 Consolidated Statements of Comprehensive Income

                                                                                     Year ended December 31,
                                                                         -----------------------------------------------
                                                                             2002             2001             2000
                                                                         -------------    -------------    -------------
                                                                                      (Dollars in thousands)
NET INCOME                                                               $     801,624          343,031          231,474

OTHER COMPREHENSIVE INCOME, NET OF TAXES
      Unrealized holding gains (losses):
        Unrealized holding gains (losses) related to marketable
         equity securities arising during period,
         net of $5,385 and ($20,941) tax                                            --            9,999          (38,891)
        Less: reclassification adjustment for gains included
         in net income, net of ($19,100) tax                                        --          (35,470)              --
      Minimum pension liability adjustment:
        Minimum pension liability adjustment, net of
         ($19,312) tax                                                         (35,864)              --               --
      Derivative instruments:
        Net losses on derivatives hedging variability of
         cash flows, net of ($496) tax                                            (921)              --               --
        Less:  reclassification adjustment for losses included
         in net income, net of $44 tax                                              82               --               --
                                                                         -------------    -------------    -------------

COMPREHENSIVE INCOME                                                     $     764,921          317,560          192,583
                                                                         =============    =============    =============

COMPREHENSIVE INCOME, AS ADJUSTED
    FOR GOODWILL AMORTIZATION                                            $     764,921          373,826          239,138
                                                                         =============    =============    =============



See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                           Consolidated Balance Sheets

                                                                                   December 31,
                                                                          --------------------------------
                                                                               2002              2001
                                                                          --------------    --------------
                                                                                (Dollars in thousands)
                                            ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                           $        3,661             3,496
      Accounts receivable
           Customers, less allowance of $15,314 and $13,908                      161,319           118,376
           Interexchange carriers and other, less allowance
             of $18,648 in 2002                                                  111,673            87,614
      Materials and supplies, at average cost                                     10,150            10,916
      Other                                                                        9,099             9,511
                                                                          --------------    --------------
           Total current assets                                                  295,902           229,913
                                                                          --------------    --------------
NET PROPERTY, PLANT AND EQUIPMENT                                              3,531,645         2,736,142
                                                                          --------------    --------------

INVESTMENTS AND OTHER ASSETS
      Goodwill                                                                 3,427,281         2,087,158
      Other                                                                      503,775           420,043
                                                                          --------------    --------------
           Total investments and other assets                                  3,931,056         2,507,201
                                                                          --------------    --------------

ASSETS HELD FOR SALE                                                              11,805           845,428
                                                                          --------------    --------------

TOTAL ASSETS                                                              $    7,770,408         6,318,684
                                                                          ==============    ==============

                                LIABILITIES AND EQUITY

CURRENT LIABILITIES
      Current maturities of long-term debt                                $       70,737           955,834
      Short-term debt                                                                 --            53,000
      Accounts payable                                                            64,825            61,056
      Accrued expenses and other current liabilities
           Salaries and benefits                                                  63,937            46,588
           Income taxes                                                           40,897             4,554
           Other taxes                                                            28,183            23,383
           Interest                                                               59,045            49,191
           Other                                                                  18,596            15,968
      Advance billings and customer deposits                                      41,884            29,308
                                                                          --------------    --------------
           Total current liabilities                                             388,104         1,238,882
                                                                          --------------    --------------

LONG-TERM DEBT                                                                 3,578,132         2,087,500
                                                                          --------------    --------------

DEFERRED CREDITS AND OTHER LIABILITIES                                           716,168           506,052
                                                                          --------------    --------------

LIABILITIES RELATED TO ASSETS HELD FOR SALE                                           --           148,870
                                                                          --------------    --------------

STOCKHOLDERS' EQUITY
      Common stock, $1.00 par value, authorized 350,000,000 shares,
        issued and outstanding 142,955,839 and 141,232,806 shares                142,956           141,233
      Paid-in capital                                                            537,804           524,668
      Accumulated other comprehensive income (loss), net of tax                  (36,703)               --
      Retained earnings                                                        2,437,472         1,666,004
      Unearned ESOP shares                                                        (1,500)           (2,500)
      Preferred stock - non-redeemable                                             7,975             7,975
                                                                          --------------    --------------
           Total stockholders' equity                                          3,088,004         2,337,380
                                                                          --------------    --------------
TOTAL LIABILITIES AND EQUITY                                              $    7,770,408         6,318,684
                                                                          ==============    ==============



See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                      Consolidated Statements of Cash Flows

                                                                                    Year ended December 31,
                                                                         -----------------------------------------------
                                                                             2002             2001             2000
                                                                         -------------    -------------    -------------
                                                                                     (Dollars in thousands)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
      Net income                                                         $     801,624          343,031          231,474
      Adjustments to reconcile net income to net
        cash provided by operating activities from
        continuing operations
         Income from discontinued operations, net of tax                      (611,705)        (198,885)        (107,245)
         Depreciation and amortization                                         411,626          407,038          322,817
         Deferred income taxes                                                  71,112           57,944           31,854
         Nonrecurring gains and losses, net                                     (3,709)         (33,043)              --
         Changes in current assets and current liabilities
             Accounts receivable                                               (13,481)          34,266          (74,736)
             Accounts payable                                                    3,769          (29,485)          36,493
             Accrued taxes                                                      43,046            1,078             (309)
             Other current assets and other current
               liabilities, net                                                 34,939            9,083           11,902
         Increase in noncurrent assets                                         (30,543)         (65,698)         (46,026)
         Increase in other noncurrent liabilities                               33,719            9,919           10,677
         Other, net                                                             55,005           40,295           21,332
                                                                         -------------    -------------    -------------
             Net cash provided by operating activities
                 from continuing operations                                    795,402          575,543          438,233
                                                                         -------------    -------------    -------------

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
      Acquisitions, net of cash acquired                                    (2,245,026)         (47,131)      (1,535,683)
      Payments for property, plant and equipment                              (386,267)        (435,515)        (391,069)
      Proceeds from sale of assets                                               4,144           58,184               --
      Contribution from minority investor                                           --               --           20,000
      Purchase of life insurance investment, net                                    --           (1,086)          (5,753)
      Other, net                                                                (1,378)           4,639           (1,089)
                                                                         -------------    -------------    -------------
             Net cash used in investing activities
                 from continuing operations                                 (2,628,527)        (420,909)      (1,913,594)
                                                                         -------------    -------------    -------------

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
      Proceeds from issuance of debt                                         2,123,618            3,896        2,715,852
      Payments of debt                                                      (1,592,246)        (379,516)      (1,375,895)
      Payment of deferred hedge contracts                                           --               --           (4,345)
      Proceeds from issuance of common stock                                    29,125            7,351            7,996
      Payment of debt issuance costs                                           (12,999)              --           (4,274)
      Payment of equity unit issuance costs                                    (15,867)              --               --
      Cash dividends                                                           (30,156)         (28,653)         (26,815)
      Other, net                                                                 4,866            1,549            1,289
                                                                         -------------    -------------    -------------
             Net cash provided by (used in) financing activities
                 from continuing operations                                    506,341         (395,373)       1,313,808
                                                                         -------------    -------------    -------------
Net cash provided by discontinued operations                                 1,326,949          232,828          116,815
                                                                         -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents                               165           (7,911)         (44,738)
Cash and cash equivalents at beginning of year                                   3,496           11,407           56,145
                                                                         -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $       3,661            3,496           11,407
                                                                         =============    =============    =============


See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                 Consolidated Statements of Stockholders' Equity

                                                                                              Year ended December 31,
                                                                                   -----------------------------------------------
                                                                                       2002             2001             2000
                                                                                   -------------    -------------    -------------
                                                                                          (Dollars and shares in thousands)
COMMON STOCK
      Balance at beginning of year                                                 $     141,233          140,667          139,946
      Conversion of convertible securities into common stock                                  --              254              254
      Issuance of common stock through dividend
        reinvestment, incentive and benefit plans                                          1,723              312              467
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                   142,956          141,233          140,667
                                                                                   -------------    -------------    -------------

PAID-IN CAPITAL
      Balance at beginning of year                                                       524,668          509,840          493,432
      Equity unit issuance costs and initial contract adjustment liability               (24,377)              --               --
      Conversion of convertible securities into common stock                                  --            3,046            3,046
      Issuance of common stock through dividend
         reinvestment, incentive and benefit plans                                        27,402            7,039            7,529
      Amortization of unearned compensation and other                                     10,111            4,743            5,833
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                   537,804          524,668          509,840
                                                                                   -------------    -------------    -------------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
      Balance at beginning of year                                                            --           25,471           64,362
      Change in other comprehensive income (loss) (net of reclassification
        adjustment in 2001), net of tax                                                  (36,703)         (25,471)         (38,891)
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                   (36,703)              --           25,471
                                                                                   -------------    -------------    -------------
RETAINED EARNINGS
      Balance at beginning of year                                                     1,666,004        1,351,626        1,146,967
      Net income                                                                         801,624          343,031          231,474
      Cash dividends declared
           Common stock - $.21, $.20 and $.19 per share                                  (29,757)         (28,254)         (26,416)
           Preferred stock                                                                  (399)            (399)            (399)
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                 2,437,472        1,666,004        1,351,626
                                                                                   -------------    -------------    -------------
UNEARNED ESOP SHARES
      Balance at beginning of year                                                        (2,500)          (3,500)          (4,690)
      Release of ESOP shares                                                               1,000            1,000            1,190
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                    (1,500)          (2,500)          (3,500)
                                                                                   -------------    -------------    -------------
PREFERRED STOCK - NON-REDEEMABLE
      Balance at beginning and end of year                                                 7,975            7,975            7,975
                                                                                   -------------    -------------    -------------
TOTAL STOCKHOLDERS' EQUITY                                                         $   3,088,004        2,337,380        2,032,079
                                                                                   =============    =============    =============
COMMON SHARES OUTSTANDING
      Balance at beginning of year                                                       141,233          140,667          139,946
      Conversion of convertible securities into common stock                                  --              254              254
      Issuance of common stock through dividend
        reinvestment, incentive and benefit plans                                          1,723              312              467
                                                                                   -------------    -------------    -------------
                Balance at end of year                                                   142,956          141,233          140,667
                                                                                   =============    =============    =============


See accompanying notes to consolidated financial statements.

                                CENTURYTEL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of consolidation - The consolidated financial statements of CenturyTel, Inc. and its subsidiaries (the "Company") include the accounts of CenturyTel, Inc. ("CenturyTel") and its majority-owned subsidiaries and partnerships. Certain of the Company's regulated telephone operations are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         Revenue recognition - Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advanced billings and customer deposits on the Company's balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.

         Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates.

         Property, plant and equipment - Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such rates range from 1.8% to 25%.

         Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from three to 30 years.

         Long-lived assets - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, effective January 1, 2002, systematic amortization of goodwill is no longer permitted; instead, SFAS 142 requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Impairment of goodwill is tested at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using criterion such as multiples of earnings. Each adjustment reflected in the consolidated statements of income and comprehensive income by use of the term "as adjusted for goodwill amortization" reflects the effects of SFAS 142, as more fully described in Note 4. Prior to January 1, 2002, substantially all of the Company's goodwill was amortized over 40 years.

         In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill) and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. As a result of the Company's agreement in March 2002 to sell its wireless operations (which was consummated on August 1, 2002) (see Note 3), such operations have been reflected as discontinued operations for the year ended December 31, 2002. Assets and liabilities related to the Company's wireless operations are reflected as "Held for sale" on the accompanying consolidated balance sheets. Results of operations for 2001 and 2000 have been restated to conform to this presentation.

         Affiliated transactions - Certain service subsidiaries of CenturyTel provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by the Company's telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with nonregulated affiliates has been eliminated.

         Income taxes - CenturyTel files a consolidated federal income tax return with its eligible subsidiaries. The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

         Derivative financial instruments - Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires all derivative instruments be recognized as either assets or liabilities at fair value on the balance sheet. The Company uses derivative instruments to (i) lock-in or swap its exposure to changing or variable interest rates for fixed interest rates or (ii) swap obligations to pay fixed interest rates for variable interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews the Company's exposure to interest rate fluctuations and implements strategies to manage the exposure.

         Earnings per share - Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period.

         Stock-based compensation - The Company accounts for employee stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Options have been granted to employees at a price either equal to or exceeding the then-current market price. Accordingly, the Company has not recognized compensation cost in connection with issuing stock options.

         During 2002 the Company granted 1,983,150 options (the "2002 Options") at market price. The weighted average fair value of each of the 2002 Options was estimated as of the date of grant to be $11.66 using an option-pricing model with the following assumptions: dividend yield - .7%; expected volatility - 30%; risk-free interest rate - 3.4%; and expected option life - seven years.

         During 2001 the Company granted 1,971,750 options (the "2001 Options") at market price. The weighted average fair value of each of the 2001 Options was estimated as of the date of grant to be $11.16 using an option-pricing model with the following assumptions: dividend yield - .6%; expected volatility - 30%; risk-free interest rate - 4.8%; and expected option life - seven years.

         During 2000 the Company granted 1,565,750 options (the "2000 Options") at market price. The weighted average fair value of each of the 2000 Options was estimated as of the date of grant to be $12.46 using an option-pricing model with the following assumptions: dividend yield - .5%; expected volatility - 25%; risk-free interest rate - 5.3%; and expected option life - seven years.

         If compensation cost for CenturyTel's options had been determined consistent with SFAS 123, the Company's net income and earnings per share on a pro forma basis for 2002, 2001 and 2000 would have been as follows:


Year ended December 31,                                       2002             2001              2000
-------------------------------------------------------   -------------    -------------    -------------
                                                                       (Dollars in thousands,
                                                                      except per share amounts)
Net income, as reported                                   $     801,624          343,031          231,474
Less: Total stock-based employee compensation
      expense determined under fair value based
      method, net of tax                                  $     (15,001)          (8,971)          (6,310)
                                                          -------------    -------------    -------------
Pro forma net income                                      $     786,623          334,060          225,164
                                                          =============    =============    =============

Basic earnings per share
      As reported                                         $        5.66             2.43             1.65
      Pro forma                                           $        5.56             2.37             1.60
Diluted earnings per share
      As reported                                         $        5.61             2.41             1.63
      Pro forma                                           $        5.51             2.35             1.59

Cash equivalents - The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

Discontinued operations - Pursuant to a definitive agreement signed March 19, 2002, on August 1, 2002, the Company sold substantially all of its wireless operations to an affiliate of ALLTEL Corporation ("Alltel") and certain partners in the Company's markets that exercised "first refusal" purchase rights for an aggregate of approximately $1.59 billion in cash. As a result, the Company's wireless operations have been reflected as discontinued operations for all periods presented. See Note 3 for additional information.

Reclassifications - Certain amounts previously reported for prior years have been reclassified to conform with the 2002 presentation.

(2) ACQUISITIONS

         On July 1, 2002, the Company completed the acquisition of approximately 300,000 telephone access lines in the state of Alabama from Verizon Communications,

Inc ("Verizon") for approximately $1.022 billion cash. On August 31, 2002, the Company completed the acquisition of approximately 350,000 telephone access lines in the state of Missouri from Verizon for approximately $1.179 billion cash. The assets purchased include (i) telephone access lines and related property and equipment comprising Verizon's local exchange operations in predominantly rural markets throughout Alabama and Missouri, (ii) Verizon's assets used to provide digital subscriber line ("DSL") and other high speed data services within the purchased exchanges and (iii) approximately 2,800 route miles of fiber optic cable within the purchased exchanges. The acquired assets did not include Verizon's cellular, personal communications services ("PCS"), long distance, dial-up Internet, or directory publishing operations, or rights under various Verizon contracts, including those relating to customer premise equipment. The Company did not assume any liabilities of Verizon other than (i) those associated with contracts, facilities and certain other assets transferred in connection with the purchase and (ii) certain employee-related liabilities, including liabilities for postretirement health benefits. For financing arrangements related to these acquisitions, see Note 6.

         The results of operations of the acquired properties are included in the Company's results of operations from and after the respective acquisition dates.

         The following table presents the Company's allocation of its aggregate purchase price to the assets acquired and liabilities assumed in connection with the acquisitions.



                                                                (In thousands)
                                                               ---------------
             Accounts receivable                               $        49,716
             Materials and supplies                                      1,458
             Property, plant and equipment                             855,752
             Goodwill                                                1,304,786
             Other assets                                               58,000
             Accrued expenses and other liabilities                     (1,195)
             Advanced billings and customer deposits                   (10,362)
             Deferred credits and other liabilities                    (56,897)
                                                               ---------------
                  Aggregate purchase price                     $     2,201,258
                                                               ===============

         The Company believes the entire amount of goodwill will be deductible for income tax purposes.

         The following pro forma information represents the consolidated results of continuing operations of the Company for the years ended December 31, 2002 and 2001 as if the Verizon acquisitions in 2002 had been consummated as of January 1, 2002 and 2001, respectively.

                                                                         2002              2001
                                                                    ---------------   ---------------
                                                                          (Dollars in thousands,
                                                                        except per share amounts)
             Operating revenues from continuing operations          $     2,285,866         2,231,631
             Income from continuing operations                      $       214,638           181,936
             Basic earnings per share from
               continuing operations, as adjusted                   $          1.51              1.62
             Diluted earnings per share from
               continuing operations, as adjusted                   $          1.50              1.60

         The pro forma information is based on various assumptions and estimates, and on the above-mentioned allocations of the aggregate Verizon purchase price to the Verizon assets acquired. The pro forma information (i) reflects the effect of reduced interest expense after August 1, 2002 as a result of reducing outstanding indebtedness from utilization of proceeds received from the August 1, 2002 sale of substantially all of the Company's wireless operations described in Note 3 and (ii) makes no pro forma adjustments to reflect any assumed consummation of such sale (or any use of such sale proceeds) prior to August 1, 2002. The pro forma information is not necessarily indicative of the operating results that would have occurred if the Verizon acquisitions had been consummated as of January 1 of each respective period, nor is it necessarily indicative of future operating results. The pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that could result from the acquisitions. The actual results of operations of the Verizon properties are included in the consolidated financial statements only from the respective dates of acquisition.

         On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon in four separate transactions for approximately $1.5 billion in cash. Under these transactions:

o On July 31, 2000, the Company purchased approximately 231,000 telephone access lines and related local exchange assets comprising 106 exchanges throughout Arkansas for approximately $842 million in cash.

o On July 31, 2000, Spectra Communications Group, LLC ("Spectra") purchased approximately 127,000 telephone access lines and related local exchange assets comprising 107 exchanges throughout Missouri for approximately $297 million cash. The Company currently owns 75.7% of Spectra, which was organized to acquire and operate these Missouri properties. At closing, the Company made a preferred equity investment in Spectra of approximately $55 million (which represented a 57.1% interest) and financed substantially all of the remainder of the purchase price. In the first quarter of 2001, the Company purchased an additional 18.6% interest in Spectra for $47.1 million.

o On September 29, 2000, the Company purchased approximately 70,500 telephone access lines and related local exchange assets comprising 42 exchanges throughout Wisconsin for approximately $197 million in cash.

o On September 29, 2000, Telephone USA of Wisconsin, LLC ("TelUSA") purchased approximately 62,900 telephone access lines and related local exchange assets comprising 35 exchanges throughout Wisconsin for approximately $172 million in cash. The Company owns 89% of TelUSA, which was organized to acquire and operate these Wisconsin properties. At closing, the Company made an equity investment in TelUSA of approximately $37.8 million and financed substantially all of the remainder of the purchase price.


(3) DISCONTINUED OPERATIONS

         Pursuant to a definitive agreement signed March 19, 2002, on August 1, 2002, the Company sold substantially all of its wireless operations to Alltel and certain partners in the Company's markets that exercised "first refusal" purchase rights for an aggregate of approximately $1.59 billion in cash. In connection with this transaction, the Company divested its (i) interests in its majority-owned and operated cellular systems, which at June 30, 2002 served approximately 783,000 customers and had access to approximately 7.8 million pops, (ii) minority cellular equity interests representing approximately 1.8 million pops at June 30, 2002, and (iii) licenses to provide PCS covering 1.3 million pops in Wisconsin and Iowa. Proceeds from the sale of the wireless operations were used to partially fund the Company's acquisitions of telephone properties in Alabama and Missouri during the third quarter of 2002.

         As a result of the sale, the Company's wireless operations have been reflected as discontinued operations in the Company's consolidated statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000. Assets and liabilities related to the Company's wireless operations are reflected as "Held for sale" on the accompanying consolidated balance sheets. The depreciation and amortization of long-lived and amortizable intangible assets related to the wireless operations ceased on March 19, 2002, the date of the definitive agreement to sell such operations.

         The Company had no outstanding indebtedness directly related to its wireless operations; therefore, no interest expense was allocated to discontinued operations. The following table represents certain summary income statement information related to the Company's wireless operations that is reflected in discontinued operations.



Year ended December 31,                                  2002             2001              2000
--------------------------------------------------   -------------    -------------    -------------
                                                                (Dollars in thousands)
Operating revenues                                   $     246,705          437,965          443,569
                                                     -------------    -------------    -------------
Operating income (1)                                 $      71,258          132,614          139,276
Nonrecurring gains and losses, net                              --          166,928           20,593
Income from unconsolidated cellular entities                31,350           27,460           26,986
Minority interest expense                                   (8,569)         (11,510)         (11,598)
Gain on sale of discontinued operations                    803,905               --               --
Other income                                                   188            4,707            3,157
                                                     -------------    -------------    -------------
Pre-tax income from discontinued operations          $     898,132          320,199          178,414
Income tax expense                                        (286,427)        (121,314)         (71,169)
                                                     -------------    -------------    -------------
Income from discontinued operations                  $     611,705          198,885          107,245
                                                     =============    =============    =============


(1) Excludes corporate overhead costs of $11.3 million, $20.2 million and $21.4 million for 2002, 2001 and 2000, respectively, allocated to the wireless operations. Included as a reduction in operating income for 2002 is a $30.5 million charge associated with the write-off of all amounts expended to develop the wireless portion of the Company's billing system currently in development.

         The following table represents certain summary cash flow statement information related to the Company's wireless operations reflected as discontinued operations.

Year ended December 31,                                             2002                  2001               2000
------------------------------------------------------------   ---------------       ---------------   ---------------
                                                                                  (Dollars in thousands)
Net cash provided by (used in) operating activities            $      (250,684)(1)            87,585           117,096
Net cash provided by (used in) investing activities                  1,577,633 (2)           145,243              (482)
Net cash provided by financing activities                                   --                    --               201
                                                               ---------------       ---------------   ---------------
        Net cash provided by discontinued operations           $     1,326,949               232,828           116,815
                                                               ===============       ===============   ===============


(1) Includes approximately $305 million estimated tax payment related to sale of wireless operations.

(2) Includes cash proceeds of $1.59 billion from the sale of substantially all of the Company's wireless operations.

         The following table represents the net assets of the discontinued wireless operations as of December 31, 2002 and December 31, 2001 that are classified as held for sale on the consolidated balance sheets.

December 31,                                                      2002           2001
------------------------------------------------------------   -----------   -----------
                                                                 (Dollars in thousands)
Current assets                                                 $        --        70,360
Net property, plant and equipment                                       --       263,421
Goodwill                                                                --       384,326
Other assets (1)                                                    11,805       127,321
                                                               -----------   -----------
        Assets held for sale                                   $    11,805       845,428
                                                               ===========   ===========
Current liabilities                                            $        --        55,074
Deferred credits and other liabilities                                  --        93,796
                                                               -----------   -----------
        Liabilities related to assets held for sale            $        --       148,870
                                                               ===========   ===========

(1) At December 31, 2002, represents the Company's minority interest in a cellular partnership that the Company has agreed to sell to Alltel upon the satisfaction of various closing conditions. The Company is currently in discussions regarding whether these closing conditions have been met. No assurance can be given that this sale will occur.

(4) INVESTMENTS AND OTHER ASSETS

         Investments and other assets at December 31, 2002 and 2001 were composed of the following:

December 31,                                                       2002             2001
------------------------------------------------------------   -------------   -------------
                                                                    (Dollars in thousands)
Goodwill                                                       $   3,427,281       2,087,158
Billing system development costs                                     139,451         139,503
Cash surrender value of life insurance contracts                      93,664          99,835
Prepaid pension asset                                                 54,695          42,353
Franchise costs                                                       35,300              --
Customer base, less accumulated amortization of $729                  21,971              --
Deferred interest rate hedge contracts                                33,635          35,192
Debt issuance costs, net                                              23,491          12,108
Fair value of interest rate swap                                      22,163              --
Other                                                                 79,405          91,052
                                                               -------------   -------------
                                                               $   3,931,056       2,507,201
                                                               =============   =============

         The following information relates to the Company's goodwill as of December 31, 2002 and 2001:

December 31,                              2002            2001
-----------------------------------   -------------   -------------
                                          (Dollars in thousands)
Carrying amount of goodwill
      Telephone segment               $   3,382,113       2,074,036
      Other operations                       45,168          13,122
                                      -------------   -------------
          Total goodwill              $   3,427,281       2,087,158
                                      =============   =============

         During 2002, the Company completed the initial transitional goodwill impairment test and the required annual test of SFAS 142 and determined its goodwill was not impaired in either test. The increase in goodwill in the telephone segment since December 31, 2001 is primarily due to the Verizon acquisitions consummated in third quarter 2002 (see Note 2).

         The following is a reconciliation of reported net income and reported earnings per share to the amounts that would have been reported had the Company been subject to SFAS 142 during 2001 and 2000.


Year ended December 31,                              2002            2001              2000
---------------------------------------------   --------------   --------------   --------------
                                                            (Dollars in thousands,
                                                           except per share amounts)
Net income, as reported                         $      801,624          343,031          231,474
Goodwill amortization, net of taxes                         --           56,266           46,555
                                                --------------   --------------   --------------
Net income, as adjusted                         $      801,624          399,297          278,029
                                                ==============   ==============   ==============
Basic earnings per share, as reported           $         5.66             2.43             1.65
Goodwill amortization, net of taxes                         --              .40              .33
                                                --------------   --------------   --------------
Basic earnings per share, as adjusted           $         5.66             2.83             1.98
                                                ==============   ==============   ==============
Diluted earnings per share, as reported         $         5.61             2.41             1.63
Goodwill amortization, net of taxes                         --              .40              .33
                                                --------------   --------------   --------------
Diluted earnings per share, as adjusted         $         5.61             2.81             1.96
                                                ==============   ==============   ==============

         Amortization of goodwill and other intangibles from continuing operations of $729,000, $58.4 million and $43.6 million for 2002, 2001 and 2000, respectively, is included in "Depreciation and amortization" in the Company's Consolidated Statements of Income. In accordance with SFAS 142, effective January 1, 2002, goodwill is no longer subject to amortization but instead is tested for impairment at least annually.

         The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and aggregated $139.5 million at both December 31, 2002 and 2001. A portion of these billing costs related to the wireless business ($30.5 million) was written off as a component of discontinued operations in the third quarter of 2002 as a result of the sale of substantially all of the Company's wireless operations on August 1, 2002. Excluding this write-off, the Company's aggregate billing system costs are expected to approximate $180 million upon completion and are expected to be amortized over a twenty-year period. The Company expects to begin amortization of the billing system in 2003 as customer groups are migrated to this new system.

         In connection with the acquisitions of properties from Verizon in 2002, the Company assigned $35.3 million as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). Such asset has an indefinite life and therefore is not subject to amortization currently.

         The Company assigned $22.7 million to a customer base intangible asset in connection with the acquisitions of Verizon properties in 2002. Such asset is being amortized over 15 years; amortization expense for 2002 was $729,000 and is expected to be $1.5 million for each of the next five years.

(5) PROPERTY, PLANT AND EQUIPMENT

         Net property, plant and equipment at December 31, 2002 and 2001 was composed of the following:

December 31,                                             2002              2001
--------------------------------------------------   -------------    -------------
                                                        (Dollars in thousands)
Telephone
       Cable and wire                                $   3,643,167        3,009,720
       Central office                                    2,150,217        1,829,945
       General support                                     474,022          340,416
       Information origination/termination                  44,198           42,038
       Construction in progress                             32,507           64,560
       Other                                                 3,789            5,576
                                                     -------------    -------------
                                                         6,347,900        5,292,255
       Accumulated depreciation                         (3,136,107)      (2,839,268)
                                                     -------------    -------------
                                                         3,211,793        2,452,987
                                                     -------------    -------------
Other, at cost
       General support                                     346,037          309,500
       Fiber network                                        74,305           72,410
       Other                                               100,950           65,010
                                                     -------------    -------------
                                                           521,292          446,920
       Accumulated depreciation                           (201,440)        (163,765)
                                                     -------------    -------------
                                                           319,852          283,155
                                                     -------------    -------------
Net property, plant and equipment                    $   3,531,645        2,736,142
                                                     =============    =============

         Depreciation expense was $410.9 million, $348.6 million and $279.2 million in 2002, 2001 and 2000, respectively. The composite depreciation rate for telephone properties was 6.9% for 2002, 6.8% for 2001 and 7.2% for 2000.

(6) LONG-TERM AND SHORT-TERM DEBT

         The Company's long-term debt as of December 31, 2002 and 2001 was as follows:

December 31,                                                                            2002               2001
--------------------------------------------------------------------------------   --------------    --------------
                                                                                         (Dollars in thousands)
CenturyTel
       2.05%* senior credit facilities, due through 2005                           $      385,000                --
       Senior credit facility                                                                  --           300,000
       4.85% note                                                                              --           199,125
       Senior notes and debentures:
            7.75% Series A, due 2004                                                       50,000            50,000
            8.25% Series B, due 2024                                                      100,000           100,000
            6.55% Series C, due 2005                                                       50,000            50,000
            7.20% Series D, due 2025                                                      100,000           100,000
            6.15% Series E, due 2005                                                      100,000           100,000
            6.30% Series F, due 2008                                                      240,000           240,000
            6.875% Series G, due 2028                                                     425,000           425,000
            8.375% Series H, due 2010                                                     500,000           500,000
            7.75% Series I                                                                     --           400,000
            6.02% Series J, due 2007 (remarketable 2005)                                  500,000                --
            4.75% Series K, due 2032                                                      165,000                --
            7.875% Series L, due 2012                                                     500,000                --
            9.38% notes, due through 2003                                                   2,800             7,975
       6.86%** Employee Stock Ownership
         Plan commitment, due in installments through 2004                                  1,500             2,500
       Unamortized net (discount) premium                                                  (5,084)           11,036
       Fair value of derivative instrument related to
         Series H senior notes                                                             22,163                --
       Other                                                                                  146               175
                                                                                   --------------    --------------

                 Total CenturyTel                                                       3,136,525         2,485,811
                                                                                   --------------    --------------
Subsidiaries
       First mortgage debt
            5.92%** notes, payable to agencies of the U. S. government and cooperative lending associations, due in
              installments through 2025                                                   250,325           265,240
            7.98% notes, due through 2017                                                   5,500             5,419
       Other debt
            7.02%** unsecured medium-term notes, due through 2008                         244,124           271,135
            7.03%** notes, due in installments through 2020                                 5,361             6,725
            6.46%** capital lease obligations, due through 2008                             7,034             9,004
                                                                                   --------------    --------------
                 Total subsidiaries                                                       512,344           557,523
                                                                                   --------------    --------------
Total long-term debt                                                                    3,648,869         3,043,334
Less current maturities                                                                    70,737           955,834
                                                                                   --------------    --------------
Long-term debt, excluding current maturities                                       $    3,578,132         2,087,500
                                                                                   ==============    ==============

* variable interest rate at December 31, 2002

** weighted average interest rate at December 31, 2002

         The approximate annual debt maturities for the five years subsequent to December 31, 2002 are as follows: 2003 - $70.7 million; 2004 - $71.8 million; 2005 - $630.4 million; 2006 - $113.4 million (assuming the Company is not required to purchase any of its Series K debentures in 2006 pursuant to the put rights described below); and 2007 - $522.3 million.

         Certain of the loan agreements of CenturyTel and its subsidiaries contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2002, restricted net assets of subsidiaries were $264.7 million and subsidiaries' retained earnings in excess of amounts restricted by debt covenants totaled $1.377 billion. At December 31, 2002, all of the consolidated retained earnings reflected on the balance sheet was available under CenturyTel's loan agreements for the declaration of dividends.

         Some of the Company's telephone property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

         On May 6, 2002, the Company issued and sold in an underwritten public offering $500 million of equity units. Net proceeds to the Company from this issuance were approximately $483.4 million. Each of the 20 million equity units issued was priced at $25 and consists initially of a beneficial interest in a CenturyTel senior unsecured note (Series J) with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. The senior notes will mature in May 2007. Each purchase contract will generally require the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock in May 2005 based on the then current stock price of CenturyTel common stock in exchange for $25, subject to certain adjustments and exceptions. Accordingly, upon full settlement of the purchase contracts in May 2005, the Company will receive proceeds of $500 million and will deliver between 13.9 million and 17.5 million common shares in the aggregate. The senior notes are pledged by the holders to secure their obligations under the purchase contracts. The total distributions on the equity units will be at an initial annual rate of 6.875%, consisting of interest (6.02%) and contract adjustment payments (0.855%), each payable quarterly. On or after mid-February 2005, the senior notes will be remarketed, at which time the remarketing agent will reset the interest rate on the senior notes in order to generate sufficient proceeds to secure the holder's obligation under the purchase contract. In the event of an unsuccessful remarketing, the Company will exercise its right as a secured party to dispose of the senior notes and satisfy in full the holder's obligation to purchase common stock under the purchase contract.

         The senior note portion of the equity units is reflected on the balance sheet as long-term debt in the amount of $500 million. Interest expense on the senior notes is accrued at a rate of 6.02%, the initial interest rate. The present value of the aggregate contract adjustment payments has been recorded as an $11.6 million reduction to paid-in capital and as an equivalent liability. The Company will amortize the difference between the aggregate amount of all payments and the present value thereof as interest expense over the three-year term of the purchase contracts. Upon making each such payment, the Company will allocate most of the payment to the reduction of its $11.6 million liability, and record the remainder as interest expense. The issuance costs of the equity units have been allocated to the units' debt and equity components. The debt issuance costs ($3.3 million) were computed based on typical costs of a debt transaction and will be amortized to interest expense over the term of the senior notes. The remainder of the issuance costs ($12.6 million) were treated as a cost of raising equity and recorded as a charge to paid-in capital.

         On July 22, 2002, the Company entered into $800 million of credit facilities, consisting of a $533 million three-year facility and a $267 million 364-day revolving facility with a one-year term-out option. The Company had $385 million outstanding under these facilities at December 31, 2002. These facilities replaced credit facilities that matured during the third quarter of 2002.

         In the third quarter of 2002, the Company issued $500 million of senior notes, Series L, due 2012 (which bear interest at 7.875%) and $165 million of convertible senior debentures, Series K, due 2032 (which bear interest at 4.75% and which may be converted into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require the Company to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017. In each case, the purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. The Company will pay cash for all debentures so purchased on August 1, 2006. For any such purchases on or after August 1, 2010, the Company may choose to pay the purchase price in cash or shares of its common stock, or any combination thereof (except that the Company will pay any accrued and unpaid interest in cash).

         On October 15, 2002, the Company redeemed $400 million principal amount of its Series I Remarketable Senior Notes at par value, plus accrued interest. In connection with such redemption, the Company also paid a premium of approximately $71.1 million in accordance with the redemption provisions of the associated remarketing agreement. Such premium payment (net of $11.1 million of unamortized net premium primarily associated with the option payment received by the Company in 2000 in connection with the original issuance of the remarketable notes) is reflected as an Other Expense in the Company's results of operations for year ended December 31, 2002.

         At December 31, 2002, the Company had available $415.0 million of undrawn committed bank lines of credit and the Company's telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank.

(7) DERIVATIVE INSTRUMENTS

         During 2002, the Company entered into the following derivative transactions:

(a) A cash flow hedge designed to lock in a fixed interest rate for $100 million of the $500 million senior notes issued in the third quarter of 2002. Such hedge was settled in the third quarter of 2002 for a $1.1 million payment by the Company. Such amount will be amortized as additional interest expense over a ten-year period, which equates to the term of the debt issuance hedged.

(b) A fair value hedge with respect to the Company's $500 million aggregate principal amount of 8.375% Series H senior notes, due 2010. This hedge is a "fixed to variable" interest rate swap that effectively converts the Company's fixed rate interest payment obligations under these notes into variable rate obligations. As of December 31, 2002, the Company realized an interest rate of 4.96% related to such hedge. Interest expense was reduced by $7.8 million in 2002 as a result of this hedge. The fair value of such hedge at December 31, 2002 was $22.2 million and is reflected on the accompanying balance sheet as both an asset (included in "Other assets") and as an increase in the underlying debt (included in "Long-term debt").

(c) A cash flow hedge designed to eliminate the variability of interest payments for $400 million of variable rate debt under the Company's $800 million credit facilities. Such hedge expires in October 2003 and is designed to swap the Company's future obligation to pay variable rate interest based on LIBOR into obligations that lock-in a fixed rate of 2.49%. Such hedge was deemed to be an effective hedge as of December 31, 2002 and its value on such date ($1.3 million) is reflected as a liability and Accumulated Other Comprehensive Loss (net of tax) on the accompanying balance sheet.

(8) DEFERRED CREDITS AND OTHER LIABILITIES

         Deferred credits and other liabilities at December 31, 2002 and 2001 were composed of the following:


December 31,                                       2002           2001
---------------------------------------------   -----------   -----------
                                                  (Dollars in thousands)
Deferred federal and state income taxes         $   352,161       303,708
Accrued postretirement benefit costs                208,542       139,020
Additional minimum pension liability                 56,388            --
Minority interest                                    26,067        23,248
Other                                                73,010        40,076
                                                -----------   -----------
                                                $   716,168       506,052
                                                ===========   ===========

(9) STOCKHOLDERS' EQUITY

         Common stock - Unissued shares of CenturyTel common stock were reserved as follows:

December 31,                                             2002
---------------------------------------------      --------------
                                                   (In thousands)
Incentive compensation programs                           13,452
Acquisitions                                               4,064
Employee stock purchase plan                               4,870
Dividend reinvestment plan                                   484
Conversion of convertible preferred stock                    435
Other employee benefit plans                               1,655
                                                     -----------
                                                          24,960
                                                     ===========

         Under CenturyTel's Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2002, the holders of 9.6 million shares of common stock were entitled to ten votes per share.

Preferred stock - As of December 31, 2002, CenturyTel had 2.0 million shares of authorized convertible preferred stock, $25 par value per share. At December 31, 2002 and 2001, there were 319,000 shares of outstanding preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel's liquidation and vote as a single class with the holders of common stock.

Shareholders' Rights Plan - In 1996 the Board of Directors declared a dividend of one preference share purchase right for each common share outstanding. Such rights become exercisable if and when a potential acquiror takes certain steps to acquire 15% or more of CenturyTel's common stock. Upon the occurrence of such an acquisition, each right held by shareholders other than the acquiror may be exercised to receive that number of shares of common stock or other securities of CenturyTel (or, in certain situations, the acquiring company) which at the time of such transaction will have a market value of two times the exercise price of the right.

(10) POSTRETIREMENT BENEFITS

         The Company sponsors health care plans that provide postretirement benefits to all qualified retired employees.

         The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.


December 31,                                                       2002            2001              2000
------------------------------------------------------------   -------------    -------------    -------------
                                                                            (Dollars in thousands)
Change in benefit obligation
      Benefit obligation at beginning of year                  $     215,872          165,266          156,724
      Service cost                                                     6,669            6,373            4,727
      Interest cost                                                   15,962           14,512           10,907
      Participant contributions                                          617              548              677
      Acquisitions                                                    56,539               --           15,730
      Actuarial (gain) loss                                          (29,534)          40,005          (14,773)
      Benefits paid                                                  (12,363)         (10,832)          (8,726)
                                                               -------------    -------------    -------------
Benefit obligation at end of year                              $     253,762          215,872          165,266
                                                               =============    =============    =============
Change in plan assets (primarily listed stocks and bonds)
      Fair value of plan assets at beginning of year           $      36,555           39,873           41,781
      Return on assets                                                (2,896)          (1,379)            (270)
      Employer contributions                                           6,784            8,345            6,411
      Participant contributions                                          617              548              677
      Benefits paid                                                  (12,363)         (10,832)          (8,726)
                                                               -------------    -------------    -------------
Fair value of plan assets at end of year                       $      28,697           36,555           39,873
                                                               =============    =============    =============

         Net periodic postretirement benefit cost for 2002, 2001 and 2000 included the following components:

Year ended December 31,                                  2002             2001              2000
--------------------------------------------------   -------------    -------------    -------------
                                                                   (Dollars in thousands)
Service cost                                         $       6,669            6,373            4,727
Interest cost                                               15,962           14,512           10,907
Expected return on plan assets                              (3,656)          (3,987)          (4,178)
Amortization of unrecognized actuarial loss                  1,470            1,337               26
Amortization of unrecognized prior service cost               (129)            (129)            (129)
                                                     -------------    -------------    -------------
Net periodic postretirement benefit cost             $      20,316           18,106           11,353
                                                     =============    =============    =============

         The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2002, 2001 and 2000.

December 31,                                     2002             2001              2000
------------------------------------------   -------------    -------------    -------------
                                                          (Dollars in thousands)
Benefit obligation                           $    (253,762)        (215,872)        (165,266)
Fair value of plan assets                           28,697           36,555           39,873
Unamortized prior service cost                        (918)          (1,046)          (1,175)
Unrecognized net actuarial (gain) loss              14,573           33,925           (9,621)
                                             -------------    -------------    -------------
Accrued benefit cost                         $    (211,410)        (146,438)        (136,189)
                                             =============    =============    =============

         Assumptions used in accounting for postretirement benefits as of December 31, 2002 and 2001 were:

                                                   2002          2001
                                                ----------    ----------
Weighted average assumptions
        Discount rate                                 6.75%          7.0
        Expected return on plan assets                10.0%         10.0

         For 2003, the Company lowered its expected return on plan assets from 10.0% to 8.25%.

         For measurement purposes, the annual rate in the per capita cost of covered health care benefits was assumed to range between 4.9%-5.7% for 2003, reaching an ultimate trend of 4.5% in 2015. A one-percentage-point change in assumed health care cost rates would have the following effects:

                                                                1-Percentage      1-Percentage
                                                               Point Increase    Point Decrease
                                                               ---------------   ---------------
                                                                    (Dollars in thousands)
Effect on total of service and interest cost components        $         1,474            (1,405)
Effect on postretirement benefit obligation                    $        16,604           (15,584)

(11) RETIREMENT AND SAVINGS PLANS

         CenturyTel and certain subsidiaries sponsor defined benefit pension plans for substantially all employees. CenturyTel also sponsors an Outside Directors' Retirement Plan and a Supplemental Executive Retirement Plan to provide directors and officers, respectively, with supplemental retirement, death and disability benefits.

         The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for the Company's retirement and savings plans.


December 31,                                                       2002             2001             2000
------------------------------------------------------------   -------------    -------------    -------------
                                                                           (Dollars in thousands)
Change in benefit obligation
       Benefit obligation at beginning of year                 $     271,490          249,835          205,455
       Service cost                                                   10,353            7,760            5,928
       Interest cost                                                  20,053           17,829           15,381
       Plan amendments                                                    --            1,205            3,387
       Acquisitions                                                   51,428               --           35,824
       Actuarial (gain) loss                                           9,231            9,065           (3,726)
       Benefits paid                                                 (16,299)         (14,204)         (12,414)
                                                               -------------    -------------    -------------
Benefit obligation at end of year                              $     346,256          271,490          249,835
                                                               =============    =============    =============

Change in plan assets (primarily listed stocks and bonds)
       Fair value of plan assets at beginning of year          $     283,448          329,459          319,901
       Return on plan assets                                         (43,564)         (33,184)         (14,991)
       Employer contributions                                         14,887            1,377              572
       Acquisitions                                                   51,428               --           36,391
       Benefits paid                                                 (16,299)         (14,204)         (12,414)
                                                               -------------    -------------    -------------
Fair value of plan assets at end of year                       $     289,900          283,448          329,459
                                                               =============    =============    =============

         Net periodic pension expense (benefit) for 2002, 2001 and 2000 included the following components:


Year ended December 31,                        2002            2001            2000
----------------------------------------   ------------    ------------    ------------
                                                     (Dollars in thousands)
Service cost                               $     10,353           7,760           5,928
Interest cost                                    20,053          17,829          15,381
Expected return on plan assets                  (29,578)        (31,901)        (31,586)
Recognized net (gains) losses                     1,328          (2,325)         (7,107)
Net amortization and deferral                       395             301            (602)
                                           ------------    ------------    ------------
Net periodic pension expense (benefit)     $      2,551          (8,336)        (17,986)
                                           ============    ============    ============

         The following table sets forth the combined plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 2002, 2001 and 2000.

December 31,                                     2002             2001              2000
------------------------------------------   -------------    -------------    -------------
                                                        (Dollars in thousands)
Benefit obligation                           $    (346,256)        (271,490)        (249,835)
Fair value of plan assets                          289,900          283,448          329,459
Unrecognized transition asset                       (1,152)          (1,404)          (1,648)
Unamortized prior service cost                       4,370            5,017            4,126
Unrecognized net actuarial (gain) loss             107,833           26,782          (49,336)
                                             -------------    -------------    -------------
Prepaid pension cost                         $      54,695           42,353           32,766
                                             =============    =============    =============

         As of December 31, 2002, substantially all of the pension plans had benefit obligations in excess of plan assets.

         Amounts recognized on the balance sheet consist of:

December 31,                                                          2002            2001           2000
---------------------------------------------------------------   ------------    ------------   ------------
                                                                             (Dollars in thousands)
Prepaid pension cost                                              $     54,695          42,353         32,766
Additional minimum pension liability (reflected in Deferred
    Credits and Other Liabilities)                                     (56,388)             --             --
Intangible asset (reflected in Other Assets)                             1,212              --             --
Accumulated Other Comprehensive Loss                                    55,176              --             --
                                                                  ------------    ------------   ------------
                                                                  $     54,695          42,353         32,766
                                                                  ============    ============   ============

         Assumptions used in accounting for the pension plans as of December 2002 and 2001 were:

                                                            2002         2001
                                                          ---------    ---------
Discount rate                                                  6.75%         7.0
Expected long-term rate of return on assets                8.0-10.0%    8.0-10.0
Weighted average rate of compensation increase                 4.50%        4.50

         For 2003, the Company lowered its expected long-term rate of return on assets from 8-10% to 8-8.25%.

         CenturyTel sponsors an Employee Stock Ownership Plan ("ESOP") which covers most employees with one year of service with the Company and is funded by Company contributions determined annually by the Board of Directors. The Company's expense related to the ESOP during 2002, 2001 and 2000 was $9.3 million, $7.5 million, and $9.5 million, respectively. At December 31, 2002, the ESOP owned an aggregate of 7.6 million shares of CenturyTel common stock.

         CenturyTel and certain subsidiaries also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plans") which are available to substantially all employees of the Company. The Company's matching contributions to the 401(k) Plans were $6.7 million in 2002, $6.6 million in 2001 and $6.1 million in 2000.

(12) INCOME TAXES

         Income tax expense from continuing operations included in the Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000 was as follows:

Year ended December 31,              2002             2001              2000
------------------------------   -------------    -------------    -------------
                                              (Dollars in thousands)
Federal
      Current                    $      21,019           24,032           42,295
      Deferred                          80,056           62,164           30,932
State
      Current                           11,406            6,735            9,393
      Deferred                          (8,944)          (4,220)             922
                                 -------------    -------------    -------------
                                 $     103,537           88,711           83,542
                                 =============    =============    =============

         Income tax expense from continuing operations was allocated as follows:

Year ended December 31,                                                  2002             2001             2000
-----------------------------------------------------------------   -------------    -------------    -------------
                                                                                 (Dollars in thousands)
Income tax expense in the consolidated statements of income         $     103,537           88,711           83,542
Stockholders' equity:
      Compensation expense for tax purposes
         in excess of amounts recognized for
         financial reporting purposes                                      (7,471)          (1,051)          (2,702)
      Tax effect of the change in accumulated other
         comprehensive income (loss)                                      (19,763)         (13,715)         (20,941)

         The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate from continuing operations:


Year ended December 31,                                           2002          2001           2000
------------------------------------------------------------   ----------     ----------    ----------
                                                                   (Percentage of pre-tax income)
Statutory federal income tax rate                                    35.0%          35.0          35.0
State income taxes, net of federal income tax benefit                  .5             .7           3.2
Amortization of nondeductible goodwill                                 --            3.4           3.7
Amortization of investment tax credits                                (.1)           (.2)          (.3)
Amortization of regulatory liability                                  (.3)           (.7)          (.8)
Other, net                                                             .2            (.1)          (.6)
                                                               ----------     ----------    ----------
Effective income tax rate                                            35.3%          38.1          40.2
                                                               ==========     ==========    ==========

         In accordance with SFAS 142, effective January 1, 2002, goodwill amortization for financial reporting purposes ceased.

         The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 were as follows:


December 31,                                                      2002           2001
------------------------------------------------------------   -----------    -----------
                                                                  (Dollars in thousands)
Deferred tax assets
      Postretirement benefit costs                             $    40,852         31,670
      Regulatory support                                            11,414         12,163
      Net state operating loss carryforwards                        28,380         19,691
      Other employee benefits                                       28,697          8,255
      Other                                                         18,720         21,036
           Gross deferred tax assets                               128,063         92,815
           Less valuation allowance                                (28,380)       (19,691)
                                                               -----------    -----------
           Net deferred tax assets                                  99,683         73,124
                                                               -----------    -----------

Deferred tax liabilities
      Property, plant and equipment, primarily due to
         depreciation differences                                 (189,663)      (152,506)
      Goodwill                                                    (256,801)      (218,461)
      Deferred debt costs                                           (2,400)        (2,582)
      Intercompany profits                                          (2,980)        (3,283)
                                                               -----------    -----------
           Gross deferred tax liabilities                         (451,844)      (376,832)
                                                               -----------    -----------
Net deferred tax liability                                     $  (352,161)      (303,708)
                                                               ===========    ===========

         As of December 31, 2002 and 2001, the Company had available tax benefits associated with state operating loss carryforwards of $28.4 million and $19.7 million, respectively, which expire through 2017. Such amounts were reserved in total through the valuation allowance as it is likely that such operating loss carryforwards will not be utilized prior to expiration.

(13) NONRECURRING GAINS AND LOSSES, NET

         In the second quarter of 2002, the Company recorded a pre-tax gain of $3.7 million from the sale of a PCS license.

         In the second quarter of 2001, the Company recorded a pre-tax gain (reflected in discontinued operations) of approximately $185.1 million ($117.7 million after-tax; $.83 per diluted share) due to the sale of 30 PCS licenses to Leap Wireless International, Inc.

("Leap"). In conjunction with the sale of the licenses to Leap, the Company also recorded a pre-tax charge (reflected in discontinued operations) of $18.2 million ($11.6 million after-tax; $.08 per share) due to the write down in the value of certain non-operating assets.

         In the third quarter of 2001, the Company recorded a pre-tax gain on the sale of its remaining common shares of Illuminet Holdings, Inc. aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share). The Company also recorded a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets. Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

         In the first quarter of 2000 the Company recorded a pre-tax gain (reflected in discontinued operations) aggregating $9.9 million ($5.2 million after tax) due to the sale of its remaining Alaska cellular operations.

         In the third quarter of 2000 the Company recorded a pre-tax gain (reflected in discontinued operations) aggregating $10.7 million ($6.4 million after tax) due to the sale of its minority interest in a non-strategic cellular partnership.

(14) EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year Ended December 31,                                                 2002             2001              2000
-----------------------------------------------------------------   -------------    -------------    -------------
                                                                             (Dollars, except per share
                                                                          amounts, and shares in thousands)
Income (Numerator):
   Income from continuing operations                                $     189,919          144,146          124,229
   Discontinued operations, net of tax                                    611,705          198,885          107,245
                                                                    -------------    -------------    -------------
Net income                                                                801,624          343,031          231,474
Dividends applicable to preferred stock                                      (399)            (399)            (399)
                                                                    -------------    -------------    -------------
Net income applicable to common stock for
   computing basic earnings per share                                     801,225          342,632          231,075
Dividends applicable to preferred stock                                       399              399              399
Interest on convertible securities, net of taxes                               --               --              132
                                                                    -------------    -------------    -------------
Net income as adjusted for purposes of computing
   diluted earnings per share                                       $     801,624          343,031          231,606
                                                                    =============    =============    =============
Net income applicable to common stock for computing basic
   earnings per share, as adjusted for goodwill amortization        $     801,225          398,898          277,630
                                                                    =============    =============    =============
Net income as adjusted for purposes of computing diluted
   earnings per share, as adjusted for goodwill amortization        $     801,624          399,297          278,161
                                                                    =============    =============    =============
Shares (Denominator):
Weighted average number of shares outstanding
   during period                                                          141,796          141,021          140,440
Employee Stock Ownership Plan shares not
   committed to be released                                                  (183)            (278)            (371)
                                                                    -------------    -------------    -------------
Weighted average number of shares outstanding during
   period for computing basic earnings per share                          141,613          140,743          140,069
Incremental common shares attributable to
   dilutive securities:
      Shares issuable under convertible securities                            435              435              707
      Shares issuable under outstanding stock options                         831            1,129            1,088
                                                                    -------------    -------------    -------------
Number of shares as adjusted for purposes of
   computing diluted earnings per share                                   142,879          142,307          141,864
                                                                    =============    =============    =============
Basic earnings per share
      From continuing operations                                    $        1.34             1.02              .88
      From continuing operations, as adjusted for
         goodwill amortization                                      $        1.34             1.35             1.15
      From discontinued operations                                  $        4.32             1.41              .77
      From discontinued operations, as adjusted for
         goodwill amortization                                      $        4.32             1.48              .84
      Basic earnings per share                                      $        5.66             2.43             1.65
      Basic earnings per share, as adjusted for
         goodwill amortization                                      $        5.66             2.83             1.98

Diluted earnings per share
      From continuing operations                                    $        1.33             1.01              .88
      From continuing operations, as adjusted for
         goodwill amortization                                      $        1.33             1.34             1.13
      From discontinued operations                                  $        4.28             1.40              .76

      From discontinued operations, as adjusted for
         goodwill amortization                                      $        4.28             1.47              .83
      Diluted earnings per share                                    $        5.61             2.41             1.63
      Diluted earnings per share, as adjusted for
         goodwill amortization                                      $        5.61             2.81             1.96

         The weighted average number of options to purchase shares of common stock that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 3,285,000 for 2002, 1,346,000 for 2001 and 969,000 for 2000.

(15) STOCK OPTION PROGRAMS

         CenturyTel maintains programs which allow the Board of Directors, through the Compensation Committee, to grant (i) incentives to certain employees in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares and (ii) stock options to outside directors. As of December 31, 2002, CenturyTel had reserved 13.5 million shares of common stock which may be issued under CenturyTel's current incentive compensation programs.

         Under the Company's programs, options have been granted to employees at a price either equal to or exceeding the then-current market price. All of the options expire ten years after the date of grant and the vesting period ranges from immediate to three years.

         Stock option transactions during 2002, 2001 and 2000 were as follows:

                                          Number             Average
                                         of options           price
                                      ---------------    ---------------
Outstanding December 31, 1999               3,485,842              14.92
       Exercised                             (369,308)             12.46
       Granted                              1,565,750              33.00
       Forfeited                               (1,125)             13.33
                                      ---------------
Outstanding December 31, 2000               4,681,159              21.16
       Exercised                             (149,806)             15.91
       Granted                              1,971,750              28.14
       Forfeited                             (135,583)             18.42
                                      ---------------
Outstanding December 31, 2001               6,367,520              23.51
       Exercised                           (1,366,560)             13.97
       Granted                              1,983,150              32.28
       Forfeited                              (88,308)             28.59
                                      ---------------
Outstanding December 31, 2002               6,895,802              27.95
                                      ===============
Exercisable December 31, 2002               3,991,753              25.68
                                      ===============
Exercisable December 31, 2001               3,342,216              17.81
                                      ===============

         The following tables summarize certain information about CenturyTel's stock options at December 31, 2002.

                                                      Options outstanding
    ---------------------------------------------------------------------------------------------------------------------
                                                                      Weighted average
       Range of                                                     remaining contractual                 Weighted average
    exercise prices                 Number of options                 life outstanding                     exercise price
    ---------------                 -----------------               ---------------------                 ----------------
    $  11.67-17.64                         1,382,141                         2.8                          $       14.93
       24.10-26.31                           375,728                         8.6                                  25.19
       26.62-31.54                         1,976,839                         8.3                                  28.18
       31.75-38.50                         3,116,934                         8.6                                  33.72
       39.00-46.19                            44,160                         6.4                                  42.29
                                    ----------------
       11.67-46.19                         6,895,802                         7.6                                  27.95
                                    ================

                                                     Options exercisable
    ---------------------------------------------------------------------------------------------------------------------
       Range of                                          Number of                                        Weighted average
    exercise prices                                  options exercisable                                   exercise price
    ---------------                                  -------------------                                  ----------------
    $  11.67-17.64                                          1,382,141                                     $       14.93
       24.10-26.31                                            225,345                                             25.21
       26.62-31.54                                            939,351                                             28.18
       31.75-38.50                                          1,400,756                                             34.15
       39.00-46.19                                             44,160                                             42.29
                                                     ---------------
       11.67-46.19                                          3,991,753                                             25.68
                                                     ===============

(16) SUPPLEMENTAL CASH FLOW DISCLOSURES

         The amount of interest actually paid by the Company, net of amounts capitalized of $1.2 million, $3.5 million and $4.5 million during 2002, 2001 and 2000, respectively, was $210.9 million, $224.7 million and $164.0 million during 2002, 2001 and 2000, respectively. Income taxes paid were $325.5 million in 2002, $128.3 million in 2001 and $142.3 million in 2000.

         CenturyTel has consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2002. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,                            2002               2001               2000
-------------------------------------------   ---------------    ---------------   ---------------
                                                              (Dollars in thousands)
Property, plant and equipment, net            $       866,575                 --           607,415
Goodwill                                            1,335,157             33,183           917,468
Other investments                                          --                 --             1,972
Long-term debt                                             --                 --              (378)
Deferred credits and other liabilities                (56,897)            13,948           (44,465)
Other assets and liabilities, excluding
   cash and cash equivalents                          100,191                 --            53,671
                                              ---------------    ---------------   ---------------
Decrease in cash due to acquisitions          $     2,245,026             47,131         1,535,683
                                              ===============    ===============   ===============

         CenturyTel has disposed of various operations reflected within continuing operations, along with certain other assets, during the three years ended December 31, 2002. In connection with these dispositions, the following assets were sold, liabilities eliminated, assets received and gain recognized:

Year ended December 31,                                      2002           2001           2000
-------------------------------------------------------   -----------    -----------    -----------
                                                                    (Dollars in thousands)
Property, plant and equipment, net                        $        --         (2,447)            --
Marketable equity securities                                       --         (3,614)            --
Other assets and liabilities, excluding cash and
   cash equivalents                                              (435)       (19,080)            --
Gain on sale of assets                                         (3,709)       (33,043)            --
                                                          -----------    -----------    -----------
Increase in cash due to dispositions                      $    (4,144)       (58,184)            --
                                                          ===========    ===========    ===========

         For information on the Company's discontinued operations, see Note 3.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of certain of the Company's financial instruments at December 31, 2002 and 2001.

                                                        Carrying          Fair
                                                         Amount           value
                                                      -------------   -------------
                                                          (Dollars in thousands)
December 31, 2002
Financial assets
      Interest rate swaps                             $      22,163          22,163(2)
      Other                                           $      33,637          33,637(2)

Financial liabilities
      Long-term debt (including current maturities)   $   3,648,869       3,937,535(1)
      Interest rate swaps                             $       1,290           1,290(2)
      Other                                           $      41,884          41,884(2)

December 31, 2001

Financial assets                                      $      25,601          25,601(2)

Financial liabilities
      Long-term debt (including current maturities)   $   3,043,334       3,040,242(1)
      Other                                           $      29,308          29,308(2)

(1) Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to the Company for similar debt.

(2)      Fair value was estimated by the Company to approximate carrying value.

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments and have not been reflected in the above table.

(18) BUSINESS SEGMENTS

         The Company's only separately reportable business segment is its telephone operations. The operating income of this segment is reviewed by the chief operating decision maker to assess performance and make business decisions. Due to the sale of the Company's wireless operations, such operations (which were previously reported as a separate segment) are classified as discontinued operations. Other operations include, but are not limited to, the Company's non-regulated long distance operations, Internet operations, competitive local exchange carrier operations, fiber network business and security monitoring operations.

         The Company's telephone operations are conducted in rural, suburban and small urban communities in 22 states. Approximately 91% of the Company's telephone access lines are in Wisconsin, Missouri, Alabama, Arkansas, Washington, Michigan, Louisiana, Colorado, Ohio and Oregon.

                                                                Depreciation
                                                  Operating         and           Operating
                                                  revenues      amortization       income
                                                -------------   -------------   -------------
                                                           (Dollars in thousands)
Year ended December 31, 2002

Telephone                                       $   1,733,592         396,866         543,113
Other operations                                      238,404          14,760          43,568
Corporate overhead costs allocable to
      discontinued operations                              --              --         (11,275)
                                                -------------   -------------   -------------
Total                                           $   1,971,996         411,626         575,406
                                                =============   =============   =============
Year ended December 31, 2001

Telephone                                       $   1,505,733         398,284         423,420
Other operations                                      173,771           8,754          22,098
Corporate overhead costs allocable to
      discontinued operations                              --              --         (20,213)
                                                -------------   -------------   -------------
Total                                           $   1,679,504         407,038         425,305
                                                =============   =============   =============

Year ended December 31, 2000

Telephone                                       $   1,253,969         317,906         376,290
Other operations                                      148,388           4,911          31,258
Corporate overhead costs allocable to
      discontinued operations                              --              --         (21,411)
                                                -------------   -------------   -------------
Total                                           $   1,402,357         322,817         386,137
                                                =============   =============   =============

Year ended December 31,                              2002            2001             2000
---------------------------------------------   -------------    -------------    -------------
                                                             (Dollars in thousands)
Operating income                                $     575,406          425,305          386,137
Nonrecurring gains and losses, net                      3,709           33,043               --
Interest expense                                     (221,845)        (225,523)        (183,302)
Other income and expense                              (63,814)              32            4,936
                                                -------------    -------------    -------------
Income from continuing operations
        before income tax expense               $     293,456          232,857          207,771
                                                =============    =============    =============


Year ended December 31,                             2002            2001            2000
---------------------------------------------   -------------   -------------   -------------
                                                           (Dollars in thousands)
Capital expenditures
      Telephone                                 $     319,536         351,010         275,523
      Other operations                                 66,731          84,505         115,546
                                                -------------   -------------   -------------
Total                                           $     386,267         435,515         391,069
                                                =============   =============   =============


December 31,                                        2002            2001            2000
---------------------------------------------   -------------   -------------   -------------
                                                           (Dollars in thousands)
Total assets
      Telephone                                 $   6,962,713       4,754,522       4,769,557
      Other operations                                795,890         718,734         721,600
      Assets held for sale                             11,805         845,428         902,133
                                                -------------   -------------   -------------
Total assets                                    $   7,770,408       6,318,684       6,393,290
                                                =============   =============   =============

         Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.

(19) COMMITMENTS AND CONTINGENCIES

         Construction expenditures and investments in vehicles, buildings and equipment during 2003 are estimated to be $370 million for telephone operations and $30 million for other operations.

         On August 29, 2002, the Wisconsin Court of Appeals upheld a ruling upon appeal that ordered the Company to refund access charges collected from interexchange carriers from December 1998 through 2000 on the former properties acquired from Ameritech. As a result of this ruling, the Company recorded a $7.6 million pre-tax charge related to this refund in the third quarter of 2002.

         On December 26, 2001, AT&T Corp. and one of its subsidiaries filed a complaint in the U.S. District Court for the Western District of Washington (Case No. CV0121512) seeking money damages against CenturyTel of the Northwest, Inc. The plaintiffs claim, among other things, that CenturyTel of the Northwest, Inc. has breached its obligations under a 1994 stock purchase agreement to indemnify the plaintiffs for various environmental costs and damages relating to properties sold to the plaintiffs under such 1994 agreement. The Company has investigated this claim and believes it has numerous defenses available. If the plaintiffs are successful in recovering any sums under this litigation, the Company believes it is entitled to indemnification under agreements with third parties.

         From time to time, the Company is involved in various other claims and legal actions relating to the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                                CENTURYTEL, INC.
               Consolidated Quarterly Income Statement Information
                                   (Unaudited)

                                                             First            Second              Third             Fourth
                                                            quarter           quarter            quarter           quarter
                                                         ---------------   ---------------   ---------------   ---------------
                                                                    (Dollars in thousands, except per share amounts)
2002                                                                                   (unaudited)

Operating revenues                                       $       422,918           438,702           524,497           585,879
Operating income                                         $       119,049           109,531           157,716           189,110
Income from continuing operations                        $        42,857            40,208            63,619            43,235
Net income                                               $        70,767            78,763           607,749            44,345
Basic earnings per share from continuing operations      $           .30               .28               .45               .30
Basic earnings per share                                 $           .50               .56              4.29               .31
Diluted earnings per share from continuing operations    $           .30               .28               .45               .30
Diluted earnings per share                               $           .50               .55              4.26               .31

2001

Operating revenues                                       $       411,602           409,250           423,973           434,679
Operating income                                         $       104,309            99,209           105,991           115,796
Income from continuing operations                        $        26,851            21,069            59,570            36,657
Net income                                               $        46,722           154,241            92,305            49,763
Basic earnings per share from continuing operations      $           .19               .15               .42               .26
Basic earnings per share from continuing operations,
   as adjusted                                           $           .27               .23               .50               .34
Basic earnings per share                                 $           .33              1.10               .65               .35
Basic earnings per share, as adjusted                    $           .43              1.20               .75               .45
Diluted earnings per share from continuing operations    $           .19               .15               .42               .26
Diluted earnings per share from continuing operations,
   as adjusted                                           $           .27               .23               .50               .34
Diluted earnings per share                               $           .33              1.09               .65               .35
Diluted earnings per share, as adjusted                  $           .43              1.19               .75               .45

         Diluted earnings per share for the third quarter of 2002 included $3.72 per share related to the gain on the sale of substantially all of the Company's wireless operations, net of amounts written off for costs expended related to the wireless portion of the new billing system currently in development. Diluted earnings per share for the fourth quarter of 2002 was negatively impacted by $.27 per share related to the redemption premium on the Company Series I remarketable notes that were redeemed in October 2002. On July 1 and August 31, 2002, the Company acquired nearly 650,000 telephone access lines and related assets from Verizon. See Note 2 for additional information.

         Diluted earnings per share for the second and third quarters of 2001 included $.75 and $.27 per share, respectively, of net gains on sales of assets. See Note 13 for additional information.


                                    ********

(CENTURYTEL LOGO)
                                                                               +

                                                        000000 0000000000 0 0000

                                                        000000000.000 ext
                                                        000000000.000 ext
                                                        000000000.000 ext
MR A SAMPLE                                             000000000.000 ext
DESIGNATION (IF ANY)                                    000000000.000 ext
ADD 1                                                   000000000.000 ext
ADD 2                                                   000000000.000 ext
ADD 3
ADD 4                                                   HOLDER ACCOUNT NUMBER
ADD 5
ADD 6                                                   C 1234567890       J N T

(BARCODE)                                           (BARCODE)

                                                    [ ] Mark this box with an X
                                                        if you have made changes
                                                        to your name or address
                                                        details above.

--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

A. TO ELECT FOUR CLASS III DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.


                                    FOR         WITHHOLD

01 - Harvey P. Perry                [ ]           [ ]

02 - Jim D. Reppond                 [ ]           [ ]

03 - Fred R. Nichols                [ ]           [ ]

04 - Joseph R. Zimmel               [ ]           [ ]


--------------------------------------------------------------------------------
                      KEY FOR EXPLANATION OF VOTING RIGHTS

         TVS - TOTAL VOTING SECURITIES, INCLUDING DIVIDEND REINVESTMENT
                     AND/OR EMPLOYEE STOCK PURCHASE PLAN(S)
                              1VT - ONE-VOTE TOTAL
                              10VT - TEN-VOTE TOTAL
                  VOTE - TOTAL VOTES TO WHICH YOU ARE ENTITLED

                 NOTE: TO DETERMINE THE TOTAL NUMBER OF 10-VOTE
                   SHARES, DIVIDE THE 10VT AMOUNT BY TEN (10).
--------------------------------------------------------------------------------

B. ISSUES

2. In their discretion to vote upon such other business as may properly come before the Meeting.


C. AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature 1 - Please keep     Signature 2 - Please keep        Date (mm/dd/yyyy)
signature within the box      signature within the box

-------------------------     -------------------------        ----------------------------
                                                                        /       /
-------------------------     -------------------------        ----------------------------



                         1UPX   HHH   PPPP  001761                             +

--------------------------------------------------------------------------------
PROXY - CENTURYTEL, INC.
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III or Harvey P. Perry, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the "Voting Shares") of CenturyTel, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 8, 2003, and at any and all adjournments thereof (the "Meeting").

The Board of Directors recommends that you vote FOR the nominees and the proposals listed on the reverse side hereof. In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC(the "Agent") to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company's common stock held as of March 17, 2003 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company's dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for the nominees and the proposals.

                            (Please See Reverse Side)